Execution Version

$300,000,000

Credit Agreement

Dated As Of November 24, 2025

Among

CTS CORPORATION,

And

CTS DENMARK HOLDING A/S,

As Borrowers,

The Guarantors From Time To Time Parties Hereto,

The Lenders From Time To Time Parties Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swing Line Lender and L/C Issuer

WELLS FARGO SECURITIES, LLC.,
as Sole Bookrunner,

WELLS FARGO SECURITIES, LLC,

BofA SECURITIES, INC.

And

BMO BANK N.A.,
as Joint Lead Arrangers

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Table of Contents

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Exhibits and Schedules

EXHIBIT A — Notice of Borrowing

EXHIBIT B — Notice of Continuation/Conversion

EXHIBIT C-1 — Revolving Note

EXHIBIT C-2 — Swing Note

EXHIBIT C-3 — Incremental Term Note

EXHIBIT D — Compliance Certificate

EXHIBIT E — Additional Guarantor Supplement

EXHIBIT F — Assignment and Assumption

EXHIBIT G-1 — Form of U.S. Tax Compliance Certificate

EXHIBIT G-2 — Form of U.S. Tax Compliance Certificate

EXHIBIT G-3 — Form of U.S. Tax Compliance Certificate

EXHIBIT G-4 — Form of U.S. Tax Compliance Certificate

SCHEDULE 1.1 — Commitments

SCHEDULE 1.2 — Existing Letters of Credit

SCHEDULE 6.2 — Subsidiaries

SCHEDULE 8.7 — Existing Indebtedness

SCHEDULE 8.8 — Existing Liens

SCHEDULE 8.9 — Existing Investments

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Credit Agreement

This Credit Agreement is entered into as of November 24, 2025, by and among CTS Corporation, an Indiana corporation (the “Company”), CTS Denmark Holding A/S, a public limited liability company (Da.: aktieselskab), incorporated under the laws of Denmark with CVR-No. 20076488 and its registered address at Porthusvej 4, DK-3490 Kvistgaard (“CTS Denmark” and together with the Company individually, a “Borrower” and collectively, the “Borrowers”), the direct and indirect Subsidiaries of the Company from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 1.1 hereof.

Preliminary Statement

WHEREAS, the Borrowers have requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent, the L/C Issuer and the Lenders have agreed to extend, certain credit facilities to the Borrowers.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions; Interpretation.

Section 1.1 Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Company or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquired EBITDA” means, with respect to any Person or business acquired pursuant to an Acquisition for any period, the amount for such period of Adjusted EBITDA of any such Person or business so acquired (determined using such definitions as if references to the Company and its Subsidiaries therein were to such Person or business), as calculated by the Company in good faith and which shall be factually supported by historical financial statements; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Company and its Subsidiaries (a) references to Reference Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Company and its Subsidiaries and (b) to the extent the commencement of any such Reference Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Reference Period), Acquired EBITDA for the portion of such fiscal quarter so included in such Reference Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of months of such fiscal quarter included in the relevant Reference Period and the denominator of which shall be actual months in such fiscal quarter.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership

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interests, membership interests or equity of any Person (other than a Person that is a Subsidiary prior to such acquisition), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary prior to such acquisition) provided that the Company or the Subsidiary is the surviving entity or owner of 50% or more of the equity of the surviving entity.

“Additional Guarantor Supplement” means an Additional Guarantor Supplement in the form of Exhibit E hereto.

“Adjusted CIBOR” means, for any Borrowing of CIBOR Loans, a rate per annum determined in accordance with the following formula:

Adjusted CIBOR= CIBOR1-Eurocurrency Reserve Percentage

“Adjusted EBITDA” means, with reference to any period, Net Income for such period plus (without duplication) (a) the sum of all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state, and local income taxes for such period, (iii) depreciation of fixed assets and amortization of intangible assets for such period, (iv) non-cash charges (including, without limitation, option expenses), and (v) restructuring expenses paid in cash during such period in an aggregate amount not to exceed 15% of Adjusted EBITDA for such period (calculated without giving effect to this clause (a)(v)), plus (b) cost saving synergies to be realized within twelve (12) months immediately following a Permitted Acquisition in an aggregate amount not to exceed 15% of Adjusted EBITDA for such period (calculated without giving effect to this clause (b)), plus (c) an amount calculated by the Company and approved by the Administrative Agent in its reasonable discretion equal to the Adjusted EBITDA (calculated without giving effect to this clause (c)) of the Persons or assets which are the subject of each Permitted Acquisition as if such Permitted Acquisition was completed on the first day of such period to the extent not subsequently sold or otherwise disposed of during such period minus (d) to the extent included in computing Net Income, non-cash income and gains, including, without limitation, non-cash income that would constitute “prepaid pension expense” on the financial statements of the Company in accordance with GAAP.

For purposes of calculating Adjusted EBITDA for any period of four consecutive quarters (each, a “Reference Period”), if at any time during such Reference Period (and on or after the Closing Date) the Company or any of its Subsidiaries shall have made a Specified Transaction, (i) such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable Reference Period, (ii) there shall be included in determining Adjusted EBITDA for such period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Company or any of its Subsidiaries during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the Company or such Subsidiary during such period, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition) and (iii) there shall be excluded in determining Adjusted EBITDA for such period, without duplication, the Disposed EBITDA of any Person or business, or attributable to any property or asset, disposed of by the Company or any of its Subsidiaries during such period in connection with a Specified Disposition or discontinuation of operations, based on the Disposed EBITDA of such disposed entity or business or discontinued operations for such period (including the portion thereof occurring prior to such disposition or discontinuation); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of Adjusted EBITDA. Furthermore, in the event that Company or any of its Subsidiaries incurs (including by assumption or guarantees) or repays

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(including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness for Borrowed Money included in the calculations of any financial ratio or test (in each case, other than Indebtedness for Borrowed Money incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Reference Period or (ii) subsequent to the end of the applicable Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness for Borrowed Money, to the extent required, as if the same had occurred on the first day of the applicable Reference Period and any such Indebtedness for Borrowed Money that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness for Borrowed Money as of the relevant date of determination.

“Administrative Agent” means Wells Fargo Bank, National Association and any successor appointed pursuant to Section 11.7 hereof.

“Administrative Agent’s Office” means, with respect to any Currency, the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.7(c) with respect to such Currency.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agent Parties” is defined in Section 13.7(d) hereof.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Agreement Currency” is defined in Section 13.22 hereof.

“Alternative Currency” means each of the following currencies: (a) Danish Krone, (b) Euro, (c) Sterling and (d) each other currency (other than U.S. Dollars) that is approved in accordance with Section 1.5; provided that for each Alternative Currency, such currency is an Eligible Currency.

“Alternative Currency Equivalent” means, subject to Section 1.4, for any amount, at the time of determination thereof, with respect to any amount expressed in U.S. Dollars, the equivalent of such amount thereof in the applicable Alternative Currency as determined by the Administrative Agent in its sole

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discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) the aggregate Revolving Credit Commitments and (b) $150,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Borrower, the Subsidiaries or any Guarantor from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Borrower, the Subsidiaries or any Guarantor from time to time concerning or relating to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and L/C Participation Fees payable under Section 3.1 hereof until the first Pricing Date (defined below), the rates per annum shown opposite Level I below, and, thereafter, from one Pricing Date to the next Pricing Date means the applicable margin determined in accordance with the following schedule:

Level	Net Leverage Ratio For Such Pricing Date	Applicable Margin For Base Rate Loans And Reimbursement Obligations Shall Be:	Applicable Margin For Term Sofr Loans, Rfr Loans, Cibor Loans And L/C Participation Fee Shall Be:	Applicable Margin For Commitment Fee Shall Be:
IV	Greater than or equal to 2.75 to 1.00	0.75%	1.75%	0.25%
III	Less than 2.75 to 1.00 but greater than or equal to 1.75 to 1.00	0.50%	1.50%	0.225%
II	Less than 1.75 to 1.00 but greater than or equal to 0.75 to 1.00	0.25%	1.25%	0.20%
I	Less than 0.75 to 1.00	0.00%	1.00%	0.175%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Company ending on or after March 31, 2026, the date on which the Administrative Agent is in receipt of the Company’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Net Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Company has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Net Leverage Ratio shall be deemed to be greater than 2.75 to 1.00). If the Company subsequently

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delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Company and the Lenders if reasonably determined.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application” is defined in Section 2.2(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Wells Fargo Securities, LLC, in its capacity as left lead arranger and left lead bookrunner, together with BofA Securities, Inc. and BMO Bank N.A., each in its capacity as a lead arranger and “Arranger” means any of the foregoing Persons in its capacity as a lead arranger or bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee in accordance with the terms of Section 13.9 hereof (with the consent of any party whose consent is required by Section 13.9 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Officer” means (a) with respect to a Person other than a Person organized under the laws of Denmark, the Chief Executive Officer, President, Chief Financial Officer, Vice President Finance, Treasurer or Assistant Treasurer of the Company, acting singly and (b) with respect to a Person organized under the laws of Denmark, a managing director or any other person who is authorized to represent such Person.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 10.2(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 1/2 of 1.00%, and (c) the sum of (i) Term SOFR for a one (1)-month tenor in effect on such day plus (ii) 1.00%; provided that, if Base Rate as determined above shall ever be less than the Floor, then Base Rate shall be deemed to be the Floor. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Rate, or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Section 10.2, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan, including each Swing Loan, bearing interest at a rate specified in Section 2.3(a) hereof.

“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, U.S. Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for U.S. Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 10.2(c)(i), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, Sterling or any other Alternative Currency (other than Danish Krone), the Daily Simple RFR applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to such Daily Simple RFR or the then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 10.2(c)(i), and (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Danish Krone, CIBOR; provided that if a Benchmark Transition Event has occurred with respect to CIBOR, or the then-current Benchmark for such Danish Krone, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 10.2(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the

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Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such

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Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.2(c)(i) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.2(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” and “Borrowers” are defined in the introductory paragraph of this Agreement.

“Borrower Materials” is defined in Section 8.5 hereof.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Term SOFR Loans or CIBOR Loans, for a single Interest Period. Borrowings of Revolving Loans are made and maintained ratably by each of the Lenders according to their Revolver Percentages or Replacement Revolver Percentages, as applicable. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to a Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Company pursuant to Section 2.5(a) hereof. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 2.14 hereof.

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“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.

“Capital Lease” means any lease of Property which is required to be capitalized on the balance sheet of the lessee; provided that the effectiveness of any accounting standards after December 31, 2018 will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease. For avoidance of doubt, the requirements of AFC 842 regarding Capital Leases as of January 1, 2019 shall not apply.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with, or deliver to the Administrative Agent, or directly to the L/C Issuer (with notice thereof to the Administrative Agent), for the benefit of one or more of the L/C Issuer, the Swing Line Lender or the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations or Swing Loans, cash or deposit account balances subject to a first priority perfected security interest in favor of the Administrative Agent or, if the Administrative Agent and the L/C Issuer or the Swing Line Lender, as applicable, shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, the L/C Issuer and the Swing Line Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means any of:

(a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 20% or more of the outstanding capital stock or other equity interest of the Company on a fully-diluted basis;

(b) the failure of individuals who are members of the board of directors (or similar governing body) of the Company on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing

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Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Company; or

(c) the Company ceases to own and control, directly or indirectly, 100% of the outstanding capital stock or other equity interest of CTS Denmark.

“CIBOR” means, for any Interest Period with respect to any CIBOR Loan, the rate per annum equal to the Copenhagen Interbank Offered Rate administered by Danish Financial Benchmark Facility ApS (or any other person which takes over the administration of that rate), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Copenhagen, Denmark time) on the CIBOR Determination Date with a term equivalent to such Interest Period; provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent, the approved rate shall be applied in a manner consistent with market practice (unless such market practice is not administratively feasible for the Administrative Agent, in which case such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent) and (ii) if the CIBOR rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“CIBOR Banking Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Danish Krone, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in Denmark; provided, that for purposes of notice requirements in Sections 2.5, such day is also a Business Day.

“CIBOR Determination Date” means, with respect to any Interest Period, two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“CIBOR Loan” means aa Loan bearing interest at a rate specified in Section 2.3(d) hereof.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 hereof shall be satisfied or waived in a manner acceptable to the Administrative Agent in its reasonable discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral Account” is defined in Section 9.4 hereof.

“Communications” means any Loan Document and any document, amendment, approval, consent, information, notice, certificate, report, statement, disclosure, certification or authorization related to any Loan Document.

“Company” is defined in the introductory paragraph of this Agreement.

“Competitor” means any Person that is a bona fide direct competitor of the Company or any of its Subsidiaries in the same industry or a substantially similar industry which offers a substantially similar product or service as the Company or any of its Subsidiaries.

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“Conforming Changes” means, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “CIBOR Banking Day”, the definition of “U.S. Government Securities Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Total Assets” means, as of any date of determination with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, in accordance with GAAP, the total amount of assets (less applicable reserves and other properly deductible items) reflected on the most recent balance sheet of the Company and its Subsidiaries for the four consecutive fiscal quarters of the Company most recently ended.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“Credit” means (a) the Revolving Credit, (b) the Swing Line or (c) the Incremental Term Loans advanced pursuant to Section 2.15 hereof.

“Credit Event” means the initial advancing of any Loan (but excluding, for the purposes of Section 7.01, the continuation of or conversion of a Loan into a Term SOFR Loan or CIBOR Loan) or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Currencies” means U.S. Dollars and each Alternative Currency, and “Currency” means any of such Currencies.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a) Sterling, the greater of (i) SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA

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is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if by 5:00 p.m. (London time) on the second (2nd) RFR Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple RFR for Sterling has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided further that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and (ii) the Floor;

(b) Euros, the greater of (i) €STR for the day (such day, a “Euro RFR Determination Day”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website; provided, however, that if by 5:00 p.m. (Brussels time) on the second (2nd) RFR Business Day immediately following any Euro RFR Determination Day, €STR in respect of such Euro RFR Determination Day has not been published on the €STR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple RFR for Euros has not occurred, then €STR for such Euro RFR Determination Day will be €STR as published in respect of the first preceding RFR Business Day for which €STR was published on the €STR Administrator’s Website; provided further that €STR determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple €STR for no more than three (3) consecutive RFR Rate Days and (ii) the Floor; and

(c) if applicable and approved by the Administrative Agent and the Lenders pursuant to Section 1.5, such amounts denominated in any other Currency (other than Sterling, Euros or Danish Krone), the rate designated with respect to such Currency at the time such currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.5; provided that in no event shall such rate be less than the Floor.

Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Company.

“Danish Krone” and “DKK” means the lawful currency of Denmark.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of

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its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Company, the L/C Issuer, the Swing Line Lender and each Lender.

“Disqualified Institution” means (a)(i) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Closing Date (such list, the “DQ List”) and (ii) any Affiliate of any Person described in clause (a)(i) above that is readily identifiable as an Affiliate of such Person solely on the basis of the similarity of such Affiliate’s name to that of a Person set forth on the DQ List; and (b)(i) any Person that is a Competitor of the Company and its Subsidiaries, in each case, that was identified in the DQ List, (ii) any Affiliate of any Person described in clause (b)(i) above that is readily identifiable as an Affiliate of such Person solely on the basis of the similarity of such Affiliate’s name to that of a Competitor and (iii) any other Competitor or Affiliate of a Competitor that is identified in a written notice by the Company to the Administrative Agent after the Closing Date with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) that references such notice as a supplement to the DQ List; provided that, in each case, any supplement to the list of Disqualified Institutions shall become effective five (5) Business Days after delivery thereof to the Administrative Agent and shall not apply retroactively to disqualify any Person that has previously acquired an assignment, participation or other interest in any Credit Facility; provided, further, that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with such Person described in clauses (a)(ii) or (b)(ii) above or its Controlling owner and for which no personnel involved with the competitive activities of such Person or Controlling owner (x) makes any investment decisions for such debt fund or (y) has access to any confidential information (other than publicly available information) relating to the Company or its Subsidiaries shall be deemed not to be included in clauses (a) or (b) above.

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“Disposed EBITDA” means, with respect to any Person or business that is sold or disposed of in a Disposition during any period, the amount for such period of Adjusted EBITDA of any such Person or business subject to such Disposition (determined using such definitions as if references to the Company and its Subsidiaries therein were to such Person or business), as calculated by the Company in good faith.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 8.10 hereof.

“Dollar Equivalent” means, subject to Section 1.4, for any amount, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount and (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent at such time in its sole discretion by reference to the most recent Spot Rate for such Alternative Currency (as determined as of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Alternative Currency.

“Domestic Guarantor” means each Guarantor which is organized under the laws of any jurisdiction of the United States of America.

“Domestic Subsidiary” means each subsidiary which is organized under the laws of any jurisdiction of the United States of America.

“DQ List” is defined in the definition of “Disqualified Institutions”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any Guarantor or any of any Borrower’s or any Guarantor’s Affiliates or Subsidiaries. For the avoidance of doubt, any Disqualified Institution is subject to Section 13.9(f).

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“Eligible Currency” means any lawful currency other than U.S. Dollars that is readily available, freely transferable and convertible into U.S. Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated; provided that (a) if, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent, (i) such currency no longer being readily available, freely transferable and convertible into U.S. Dollars, (ii) a Dollar Equivalent is no longer readily calculable with respect to such currency, (iii) providing such currency is impracticable for the Lenders or (iv) no longer a currency in which any Lender is willing to make such Revolving Loan (each of clauses (i), (ii), (iii), and (iv) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Company, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist and (b) within five (5) Business Days after receipt of such notice from the Administrative Agent, the applicable Borrower shall repay all Revolving Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Revolving Loans in U.S. Dollars, subject to the other terms contained herein.

“Eligible Line of Business” means any business similar to any lines of business engaged in as of the date of this Agreement by the Company or any of its Subsidiaries and businesses reasonably incidental, complementary, ancillary or related thereto, or a reasonable extension, development or expansion of, the businesses conducted by the Company and its Subsidiaries on the Closing Date.

“EMU Legislation” means the legislative measures of the European Council for the introduction of changeover to or operation of a single or unified European currency.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement, and any amendment, rule, regulation, order or directive issued thereunder, pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, protection or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Erroneous Payment” is defined in Section 11.12(a) hereof.

“Erroneous Payment Deficiency Assignment” is defined in in Section 11.12(d) hereof.

“Erroneous Payment Impacted Class” is defined in Section 11.12(d) hereof.

“Erroneous Payment Return Deficiency” is defined in Section 11.12(d) hereof.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“€STR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.eurropa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“Euro” and “€” mean the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Reserve Percentage” means, for any Borrowing of CIBOR Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the FRB on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on CIBOR Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the CIBOR Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurocurrency Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Company under Section 2.13) or (ii) such Lender changes its

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lending office, except in each case to the extent that, pursuant to Section 13.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of December 15, 2021, by and among the Borrowers, the guarantors party thereto, the lenders party thereto, BMO Bank N.A., as L/C issuer, and BMO Bank N.A., as administrative agent, as amended, restated, supplemented or otherwise immediately prior to the Closing Date.

“Existing Letters of Credit” is defined in Section 2.2(a) hereof.

“Extended Incremental Term Loans” means any class of Incremental Term Loans the maturity of which shall have been extended pursuant to Section 2.18.

“Extended Revolving Credit Commitment” means any class of Revolving Credit Commitments the maturity of which shall have been extended pursuant to Section 2.18.

“Extended Revolving Loans” means any Revolving Loans made pursuant to the Extended Revolving Credit Commitments.

“Extension” is defined in Section 2.18(a) hereof.

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Company, be in the form of an amendment and restatement of this Agreement) among the Borrowers, the Guarantors, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.18, the L/C Issuer and/or the Swing Line Lender implementing an Extension in accordance with Section 2.18.

“Extension Offer” is defined in Section 2.18(a) hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§78dd-1, et seq.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent; provided further that in no event shall the Federal Funds Rate be less than 0.00%.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

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“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Revolver Percentage or Replacement Revolver Percentage, as applicable, of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolver Percentage or Replacement Revolver Percentage, as applicable, of outstanding Swing Loans made by the Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the term hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funds Transfer and Bank Product Liability” means the liability of the Company or any of its Subsidiaries owing to the Administrative Agent, any of the Lenders, or any of their respective Affiliates, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Company and/or any Subsidiary now or hereafter maintained with the Administrative Agent, any of the Lenders or any of their respective Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, commercial credit card, purchase cards, stored value cards and cash management and treasury management services afforded to the Company or any such Subsidiary by the Administrative Agent, any of the Lenders or any of their respective Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” each is defined in Section 12.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 5.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is defined as hazardous, toxic or a pollutant under an Environmental Law, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous,” “toxic” or a “pollutant” or words of like import pursuant to an Environmental Law.

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“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Company or any Subsidiary to the Administrative Agent, any of the Lenders, or any their respective Affiliates, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Company or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders or their Affiliates; provided, however, that with respect to any Guarantor, Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, or to which such approval has been withdrawn.

“Incremental Amendment” is defined in Section 2.15.

“Incremental Facilities Limit” means, with respect to any proposed Incremental Revolver Increase or Incremental Term Loan pursuant to Section 2.15, an amount equal to the sum of:

(a) (i) the greater of (A) $125,000,000 and (B) an amount equal to 100% of Adjusted EBITDA for the most recently completed four fiscal quarters prior to the incurrence of such Incremental Revolver Increase or Incremental Term Loan; plus

(ii) the aggregate amount of all optional prepayments of Revolving Loans or Replacement Revolving Loans (solely to the extent accompanied by permanent optional reductions in the Revolving Credit Commitment or Replacement Revolving Credit Commitment, as applicable), in each case, to the extent that such prepayments are not funded with the proceeds of any Refinancing Term Loans, any Replacement Revolving Credit Commitments, any Replacement Revolving Loans or any Indebtedness for Borrowed Money that, in accordance with GAAP constitutes (or when incurred, constituted) a long-term liability; plus

(b) an amount that, calculated on a pro forma basis after giving effect to the incurrence of such Incremental Revolver Increase or Incremental Term Loan, any permanent repayment of indebtedness in connection therewith and any Limited Condition Transaction to be consummated using the proceeds of such additional Incremental Revolver Increase or Incremental Term Loan (and assuming that any proposed Incremental Revolver Increase or Incremental Term Loan is fully drawn at such time), would not cause the Net Leverage Ratio for the most recently completed four fiscal quarters prior to the incurrence of such Incremental Revolver Increase or Incremental Term Loan for which financial statements have been delivered pursuant to Section 8.5(a) or (b) (or in the case of any Incremental Revolver Increase or Incremental Term Loan, the proceeds of which will finance a substantially concurrent Limited Condition Transaction, the date determined pursuant to Section 1.9) to exceed 3.00 to 1.00, as demonstrated by the Company in a written certification to the Administrative Agent.

Unless the Company otherwise notifies the Administrative Agent, (1) if all or any portion of any Incremental Revolver Increase or Incremental Term Loan would be permitted under clause (b) above on

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the applicable date of incurrence, such Incremental Revolver Increase or Incremental Term Loan (or the relevant portion thereof) shall be deemed to have been incurred in reliance on clause (b) above prior to the utilization of any amount available under clause (a) above and (2) any amounts previously incurred utilizing clause (a) above may, at the election of the Company, later be reclassified as having been incurred under clause (b) above, so long as the Company meets the requirements of clause (b) above at the time of, and after giving effect to, such reclassification (in which case the amount available under clause (a) shall be increased by the amount so reclassified).

“Incremental Lender” is defined in Section 2.15.

“Incremental Revolver Increase” is defined in Section 2.15.

“Incremental Term Loans” is defined in Section 2.15 hereof and shall include, if applicable, Extended Incremental Term Loans and/or Refinancing Incremental Term Loans and “Incremental Term Loan” means any of such Incremental Term Loans.

“Incremental Term Loan Percentage” means, for each Lender, the percentage held by such Lender of the aggregate principal amount of all Incremental Term Loans then outstanding, if any.

“Incremental Term Note” is defined in Section 2.10(d) hereof.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit (other than obligations in respect of undrawn letters of credit securing current account payables or performance obligations in the ordinary course of business), and (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, it being understood that the term “Indebtedness for Borrowed Money” shall not include trade payables arising in the ordinary course of business.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” is defined in Section 13.12 hereof.

“Interest Coverage Ratio” means, as of the date of determination, the ratio of (a) Adjusted EBITDA of the Company and its Subsidiaries for the most recently completed four fiscal quarters to (b) cash Interest Expense for the same period.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) net of interest income of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

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“Interest Payment Date” means (a) with respect to any Base Rate Loan (including any Swing Loans) and any RFR Loans, the last day of every calendar quarter (i.e., the last day of March, June, September or December, as applicable) and on the maturity date, (b) with respect to any Term SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three (3) month intervals after the first day of such Interest Period and on the maturity date and (c) with respect to any CIBOR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three (3) month intervals after the first day of such Interest Period and on the maturity date; provided that, as to any such Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period” is defined in Section 2.6 hereof.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Judgment Currency” is defined in Section 13.22 hereof.

“Knowledge” means the actual knowledge of an Authorized Officer.

“L/C Issuer” means Wells Fargo Bank, National Association or any of its Affiliates, in its capacity as issuer of Letters of Credit hereunder, and any successor issuer of Letters of Credit hereunder; provided that, with respect to each Existing Letter of Credit, BMO Bank N.A. or, if applicable, any of its Affiliates, is the L/C Issuer.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Participation Fee” is defined in Section 3.1(b) hereof.

“L/C Sublimit” means $20,000,000, as reduced pursuant to the terms hereof.

“LCT Election” is defined in in the lead-in to Section 1.9 hereof.

“LCT Test Date” is defined in in Section 1.9(a) hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority.

“Lender Related Parties” is defined in Section 13.18(e) hereof.

“Lenders” means and includes the financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.9 hereof and each new Lender pursuant to Section 2.15 hereof and, unless the context otherwise requires, the Swing Line Lender.

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“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 2.2(a) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Limited Condition Transaction” means any Acquisition permitted under this Agreement or any investment (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, that, in each case, is permitted under this Agreement and is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means any Revolving Loan, Swing Loan or Incremental Term Loan, whether outstanding as a Base Rate Loan, CIBOR Loan, Term SOFR Loan or RFR Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Guaranties, any Incremental Amendment, any Extension Amendment, any Refinancing Amendment and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or financial condition of the Company and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against a Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Permitted Acquisition” means any Permitted Acquisition for which the Total Consideration is $100,000,000 or greater.

“Material Subsidiary” means, at any time, each Domestic Subsidiary that, together with its Subsidiaries, shall have accounted for more than 5% of Adjusted EBITDA for the four consecutive fiscal quarters of the Company most recently ended; provided that if, at any time, the Domestic Subsidiaries that are not Material Subsidiaries (collectively, the “Non-Material Subsidiaries”) account for 10% or more in the aggregate of Adjusted EBITDA for the four consecutive fiscal quarters of the Company most recently ended, then the Company shall designate one or more additional Domestic Subsidiaries as Material Subsidiaries to the effect that, after such designation, all the remaining Non-Material Subsidiaries, taken as a whole, would not account for 10% or more in the aggregate of Adjusted EBITDA for the four consecutive fiscal quarters of the Company most recently ended; provided, however, that no SPV, nor any other Subsidiary subject to special regulation preventing it from guaranteeing the Obligations of the Borrowers hereunder, shall be designated as a Material Subsidiary.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of (i) all L/C Issuers with respect to Letters of Credit issued and outstanding at such time or (ii) the Swing Line Lender with respect to Swing Loans outstanding at such time, as applicable, and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer or Swing Line Lender, as applicable, in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

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“Net Income” means, with reference to any period, the net income (or net loss) of the Company and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Company or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries during such period.

“Net Leverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a)(i)Total Funded Debt of the Company and its Subsidiaries as of such day minus (ii) Unrestricted cash and cash equivalents of the Company and its Subsidiaries (excluding the proceeds of any Incremental Revolver Increases, Incremental Term Loans or any other Indebtedness for Borrowed Money incurred or made substantially concurrent with the determination of the amount of such Unrestricted cash and cash equivalents) as of such day, to (b) Adjusted EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters then ended.

“Net Leverage Ratio Increase” is defined in Section 8.22 hereof.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 13.10 and (b) has been approved by the Required Lenders or the Required Revolving Credit Lenders, as applicable.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Material Subsidiaries” is defined in the definition of “Material Subsidiary”.

“Notes” means, collectively, the Revolving Notes, the Swing Note and the Incremental Term Notes, if any.

“Obligations” means all obligations of a Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of a Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance,

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enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent (or to the extent payable to the L/C Issuer or the Swing Line Lender, the L/C Issuer or Swing Line Lender, as applicable, in each case, with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent (or to the extent payable to the L/C Issuer or the Swing Line Lender, the L/C Issuer or Swing Line Lender, as applicable, in each case, with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Participant” is defined in Section 13.9(d) hereof.

“Participant Register” is defined in Section 13.9(d) hereof.

“Participating Interest” is defined in Section 2.2(d) hereof.

“Participating Lender” is defined in Section 2.2(d) hereof.

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” is defined in Section 11.12(a) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage, Replacement Revolver Percentage or Incremental Term Loan Percentage (if any), as applicable; and where the term “Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage, Replacement Revolver Percentage and Incremental Term Loan Percentage (if any), and expressing such components on a single percentage basis.

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“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied, which in the case of an Acquisition that is a Limited Condition Transaction shall be subject to Section 1.9:

(a) the Acquired Business is in an Eligible Line of Business;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) the Acquired Business may have its primary operations in the United States or in any foreign jurisdiction (excluding any Sanctioned Country and certain other foreign jurisdictions to be agreed between the Company and the Administrative Agent from time to time);

(d) the Borrowers shall have (i) for each Acquired Business the Total Consideration of which exceeds $75,000,000, notified the Administrative Agent and the Lenders not less than 10 days prior to any such Acquisition and (ii) for each Acquired Business the Total Consideration of which exceeds $150,000,000, furnished to the Administrative Agent and Lenders, to the extent requested by the Administrative Agent, (A) reasonable details as to such Acquisition (including sources and uses of funds therefor), (B) substantially final definitive acquisition documents, (C) any financial statements which are made available to the Company or any of its Subsidiaries in connection with such Acquisition (except to the extent that any such information is (1) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (2) classified or (3) subject to any attorney-client privilege) and (D) any additional information reasonably requested by the Administrative Agent;

(e) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Company shall have complied with the requirements of Section 5 hereof in connection therewith; and

(f) subject to Section 1.9 in the case of any Indebtedness for Borrowed Money incurred to finance a substantially concurrent Limited Condition Transaction, after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenants contained in Sections 8.22 and 8.23 hereof, on a pro forma basis assuming the Acquisition occurred on the first day of the immediately preceding twelve (12)-month period.

“Permitted Securitization” means an accounts receivable securitization program which provides for the transfer at no less than fair market value of accounts receivable and related rights owed to the Company or any of its Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

“Plan of Reorganization” is defined in Section 13.9(f) hereof.

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“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Premises” means the real property owned or leased by any Borrower or any Subsidiary.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) the L/C Issuer, as applicable.

“Reference Period” is defined in the definition of “Adjusted EBITDA”.

“Refinance” means to refinance, refund, renew, extend or replace.

“Refinancing Amendment” is defined in Section 2.19 hereof.

“Refinancing Incremental Term Lender” means with respect to any Refinancing Incremental Term Loan Series, collectively, all of the Persons agreeing to make a Refinancing Incremental Term Loan of such Refinancing Incremental Term Loan Series.

“Refinancing Incremental Term Loan Series” is defined in Section 2.19 hereof.

“Refinancing Incremental Term Loans” is defined in Section 2.19 hereof.

“Refinancing/Replacement Effective Date” is defined in Section 2.19 hereof.

“Refinancing/Replacement Conditions” means, with respect to any class of Refinancing Incremental Term Loans or Replacement Revolving Credit Commitments (the “Refinancing Indebtedness”), the proceeds of which are used to Refinance outstanding class or classes of Incremental Term Loans or Revolving Credit Commitments being Refinanced thereby (such outstanding indebtedness, the “Refinanced Indebtedness”), the following conditions:

(a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including any unused commitments thereunder) is not greater than the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such

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refinancing, refunding, renewal, extension or replacement, except by an amount equal to any original issue discount thereon and the amount of unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses (including original issue discount) reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension or replacement;

(b) the final stated maturity and Weighted Average Life to Maturity of such Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Refinanced Indebtedness;

(c) such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets, if any, securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness;

(d) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinanced Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement;

(e) the Refinancing Indebtedness shall have pricing (including interest rates, fees and premiums), optional prepayment and mandatory prepayment terms as may be agreed to by the applicable Borrower and the lenders or holders of such Refinancing Indebtedness; provided that the Refinancing Incremental Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in mandatory prepayments with the other Incremental Term Loans;

(f) all other terms applicable to such Refinancing Indebtedness, when taken as a whole, shall (as determined by the Company in good faith) be substantially similar to, or no more restrictive to the Borrowers and their respective Subsidiaries than, the terms, when taken as a whole, applicable to the Refinanced Debt; provided that a certificate of an Authorized Officer of the Company delivered to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may agree to) prior to the incurrence of such Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Refinancing Indebtedness or substantially final drafts of the documentation related thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company within two (2) Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and

(g) no Default shall have occurred and be continuing at the time of, or, after giving effect to the incurrence of such Refinancing Indebtedness, would result from, such refinancing, refunding, renewal, extension or replacement.

“Register” is defined in Section 13.9(c) hereof.

“Reimbursement Obligation” is defined in Section 2.2(c) hereof.

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“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Removal Effective Date” is defined in Section 11.7(b) hereof.

“Replacement Revolver Percentage” means, with respect to any Replacement Revolving Credit Lender with respect to any Replacement Revolving Credit Commitment Series at any time, the percentage of the total Replacement Revolving Credit Commitments with respect to such Replacement Revolving Credit Commitment Series of all the Replacement Revolving Credit Lenders represented by such Replacement Revolving Credit Lender’s Replacement Revolving Credit Commitment with respect to such Replacement Revolving Credit Commitment Series.

“Replacement Revolving Credit Commitment Series” is defined in Section 2.19 hereof.

“Replacement Revolving Credit Commitments” is defined in Section 2.19 hereof.

“Replacement Revolving Credit Lenders” means, with respect to any Replacement Revolving Credit Commitment Series, collectively, all of the Persons with a Replacement Revolving Credit Commitment with respect to such Replacement Revolving Credit Commitment Series.

“Replacement Revolving Loans” is defined in Section 2.19 hereof.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in L/C Obligations and Swing Loans and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in L/C Obligations and Swing Loans, and Unused Revolving Credit Commitments of the Lenders. To the extent provided in the last paragraph of Section 13.10, the outstanding Loans and interests in L/C Obligations and Swing Loans and Unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

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“Required Revolving Credit Lenders” means, as of the date of determination thereof, Lenders whose outstanding Revolving Loans and interests in L/C Obligations and Swing Loans and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Revolving Loans, interests in L/C Obligations and Swing Loans, and Unused Revolving Credit Commitments of the Lenders. To the extent provided in the last paragraph of Section 13.10, the outstanding Revolving Loans and interests in L/C Obligations and Swing Loans and Unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Required Revolving Credit Lenders at any time.

“Rescindable Amount” is defined in Section 4.1.

“Resignation Effective Date” is defined in in Section 11.7(a) hereof.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revaluation Date” means, subject to Section 1.4, with respect to any Revolving Loan denominated in an Alternative Currency, each of the following: (i) the date of the Borrowing of such Revolving Loan but only as to the amounts so borrowed on such date, (ii) each date of a continuation of such Revolving Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Administrative Agent shall determine.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations and Swing Loans) of the aggregate principal amount of all Revolving Loans, L/C Obligations and Swing Loans then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.1 and 2.2 hereof (including any increase in such credit facility pursuant to Section 2.15). The Revolving Credit shall include each Extended Revolving Credit Commitment and each Replacement Revolving Credit Facility.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 2.15 hereof). Except where the context otherwise dictates, references herein and in the other Loan Documents to Revolving Credit Commitment shall include any applicable Replacement Revolving Credit Commitment and any Extended Revolving Credit Commitment. The aggregate Revolving Credit Commitment of all of the Lenders on the Closing Date shall be $300,000,000.

“Revolving Credit Termination Date” means November 24, 2030.

“Revolving Loan” is defined in Section 2.1 hereof and, as so defined, includes a Base Rate Loan, a CIBOR Loan, Term SOFR Loan or an RFR Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.10(d) hereof.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, SONIA, (b) Euro, €STR and (c) any Alternative Currency (other

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than Sterling, Euros and Danish Krone) and approved by the Administrative Agent and the Lenders pursuant to Section 1.5, the rate determinant designated with respect to such Currency at the time such currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.5.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Euro, any day that is a TARGET Day, except for a (i) Saturday or (ii) a Sunday, and (c) any Alternative Currency (other than Sterling, Euros and Danish Krone), any such day on which dealings in deposits in the relevant Currency are conducted by and between banks in the applicable offshore interbank market for such Currency.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR pursuant to Section 2.3(c).

“RFR Rate Day” is defined in the definition of “Daily Simple RFR”.

“S&P” means Standard & Poor’s Ratings Services Group, a Standard and Poor’s Financial Services LLC business.

“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction Programs” means all laws, regulations, Executive Orders Economic U.S. Financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. Government, including OFAC, including, without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Patriot Act), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States, (ii) the United Nations Security Council, (iii) the European Union or any of its member states when applicable, (iv) His Majesty’s Treasury, (v) Switzerland, or (vi) any other relevant authority.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any comprehensive Sanctions program.

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“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by: (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) His Majesty’s Treasury; (e) Switzerland; (f) the Australian Department of Foreign Affairs and Trade or (g) any other relevant authority.

“Securitization Attributed Indebtedness” means the amount of obligations outstanding under a Permitted Securitization on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Event of Default” means any Event of Default under any of Sections 9.1(a), (j) or (k).

“Specified Representations” means the representations and warranties made by the Borrowers in Sections 6.1, 6.2, 6.3, 6.4, 6.7(b), 6.15, 6.19 and 6.21.

“Spot Rate” means, subject to Section 1.4, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.

“SPV” means any Wholly-owned Subsidiary formed solely for the purpose of and that engages only in one or more Permitted Securitizations, and activities related thereto.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Specified Disposition” means any Disposition having gross sales proceeds in excess of $10,000,000.

“Specified Transaction” means (a) any Specified Disposition, (b) any Permitted Acquisition, (c) any Acquisition that results in a Person becoming a Subsidiary, (d) any disposition that results in a Subsidiary ceasing to be a Subsidiary of the Company, or (f) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of the Company or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

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“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Company or of any of its direct or indirect Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.14 hereof.

“Swing Line Lender” means Wells Fargo Bank, National Association, acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to the terms hereof.

“Swing Line Participation Amount” is defined in Section 2.14(e) hereof.

“Swing Line Sublimit” means $20,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 2.14 hereof.

“Swing Note” is defined in Section 2.10(d) hereof.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

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(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan bearing interest at a rate specified in Section 2.3(b) hereof.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Consideration” means the total amount (but without duplication) of (a) cash paid in connection with any Acquisition, plus (b) indebtedness payable to the seller in connection with such Acquisition, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered to the seller in connection with any Acquisition, plus (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Company or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, plus (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Company and its Subsidiaries at such time, plus (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Loans and L/C Obligations.

“Trade Date” is defined in Section 13.9(b) hereof.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time)

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promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unrestricted” means, when referring to cash and cash equivalents of the Company and its Subsidiaries, that such cash and cash equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of the Company or any such Subsidiary (unless related to the Loan Documents or any Liens which may be created hereunder), (b) are not subject to a Lien in favor of any Person other than (i) the Administrative Agent under the Loan Documents or (ii) any holder of indebtedness permitted hereunder that is permitted to be secured by such cash and cash equivalents and (c) are not restricted in any manner from being repatriated to the United States by local law as paid-in capital and/or surplus reserve of the Company and its Subsidiaries (and are fully available to the Company and its Domestic Subsidiaries upon such repatriation).

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the Total Revolving Outstandings; provided that the amount of outstanding Swing Loans shall not be considered Total Revolving Outstandings for the purpose of calculating the commitment fee under Section 3.1(a) hereof.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in clause (ii)(B)(3) of Section 13.1(g) hereof.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness for Borrowed Money at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness for Borrowed Money, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such scheduled installment, sinking fund, serial maturity or other required scheduled payment of principal.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

“Withholding Agent” means a Borrower, any Guarantor and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Interpretation.

(a) The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(b) Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(c) All references to time of day herein are references to Eastern time (daylight or standard, as applicable) unless otherwise specifically provided.

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(d) Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

(e) Unless otherwise expressly provided herein, (i) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) any definition or reference to any applicable law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Beneficial Ownership Regulation, CERCLA, the Code, the Commodity Exchange Act, Debtor Relief Laws, ERISA, the FCPA, the Investment Company Act, the PATRIOT Act, RCRA, the Securities Exchange Act or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable law.

(f) In this Agreement, where it relates to CTS Denmark, a reference to:

(i) a “composition”, “assignment” or “similar arrangement” with any creditor

(ii) includes a rekonstruktion or konkursbehandling under Part IA or II of the Danish Bankruptcy Act;

(iii) a “liquidator”, “receiver”, “administrator”, “administrative receiver”, “compulsory manager” or “other similar officer” includes a rekonstruktør, a kurator or likvidator under Danish law, as applicable;

(iv) a “guarantee” includes any garanti or kaution under Danish law which is independent from the debt to which it relates;

(v) a “reorganization” includes any merger (fusion), any contribution of part of its business in consideration of shares (apportindskud) and any demerger (spaltning) implemented in accordance with Section 160 and/or Sections 254 to 270 (included) of the Danish Companies Act; and

(vi) a “winding-up”, “administration”, “liquidation” or “dissolution” includes a likvidation, opløsning på grundlag af betalingserklæring or tvangsopløsning ved likvidationsbehandling under Chapter 14 of the Danish Companies Act.

Section 1.3 Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Lenders may by notice to the Lenders and the Company, respectively, require that the Lenders and the Company negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same as if such change had not been made. No delay by the Company or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined

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in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Company shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 1.4 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Dollar Equivalent amount of each Credit Event denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than U.S. Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Revolving Loan, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Borrowing is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such U.S. Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.50 of a unit being rounded upward), as determined by the Administrative Agent.

(c) Notwithstanding the foregoing provisions of this Section 1.4 or any other provision of this Agreement, in connection with RFR Loans denominated in an Alternative Currency for a particular Borrower, the Spot Rate on each date of Borrowing by such Borrower shall be the Spot Rate in effect as of the Revaluation Date applicable to the first Borrowing of any such RFR Loans by such Borrower in such Alternative Currency (or, if applicable, any later Revaluation Date pursuant to clause (iii) of the definition of “Revaluation Date”).

Section 1.5 Additional Alternative Currencies.

(a) The Company may from time to time request that RFR Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that (i) such requested currency is an Eligible Currency and (ii) such requested currency has a Daily Simple RFR equivalent that is acceptable to the Administrative Agent, and (iii) all such borrowings provided in such requested currency shall be RFR Loans. In the case of any such request with respect to the making of RFR Loans, such request shall be subject to the approval of all of the Lenders and the Administrative Agent.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). Each such request shall also identify the applicable Daily Simple RFR equivalent rate that the Company proposes to apply to Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, such requested additional Alternative Currency. The Administrative Agent shall promptly notify each Lender thereof. Each Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of RFR Loans in such requested currency and the usage of such Daily Simple RFR equivalent rate. Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit RFR Loans to be made in such requested currency and such Daily Simple RFR equivalent rate to be used.

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(c) If the Lenders and Administrative Agent consent to making RFR Loans in such requested currency and using such Daily Simple RFR equivalent rate, (i) the Administrative Agent shall so notify the Company and may amend the definition of Daily Simple RFR to the extent necessary to add the applicable interest rate for such currency and (ii) to the extent the definition of Daily Simple RFR reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of RFR Loans.

(d) In connection with any approved request for an additional Alternative Currency, the Administrative Agent will have the right to make any technical, administrative or operational changes that the Administrative Agent decides may be appropriate to reflect the inclusion of such Alternative Currency and the adoption and implementation of the Daily Simple RFR equivalent rate applicable thereto and to permit the administration thereof by the Administrative Agent from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

Section 1.6 Change of Currency.

(a) Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London or applicable offshore interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its capital or other equity interests at such time.

Section 1.8 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, any Daily Simple RFR, CIBOR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement),

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including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, any Daily Simple RFR, CIBOR, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.9 Limited Condition Transactions. In the event that the Company notifies the Administrative Agent in writing that any proposed Acquisition or investment is a Limited Condition Transaction and that the Company wishes to test the conditions to such Limited Condition Transaction and any Indebtedness for Borrowed Money (other than any Incremental Revolver Increase) being incurred substantially concurrently with such Limited Condition Transaction that is to be used solely to finance such Limited Condition Transaction and any related transaction costs and expenses incurred in connection with such Limited Condition Transaction in accordance with this Section (such notification, a “LCT Election”), then, so long as agreed to by the lenders providing such Indebtedness for Borrowed Money (if any), the following provisions shall apply:

(a) any condition to such Limited Condition Transaction or such Indebtedness for Borrowed Money that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Transaction or the incurrence of such Indebtedness for Borrowed Money, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive agreements governing such Limited Condition Transaction (such date, the “LCT Test Date”) and (ii) no Specified Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Transaction and any Indebtedness for Borrowed Money incurred in connection therewith (including such additional Indebtedness for Borrowed Money);

(b) any requirement under this Agreement or any other Loan Document that the representations and warranties be true and correct as a condition precedent to such Limited Condition Transaction or the incurrence and the availability of such Indebtedness for Borrowed Money shall be limited to (i) those representations and warranties under the relevant definitive agreement governing such Limited Condition Transaction, as are material to the lenders providing such Indebtedness for Borrowed Money, but only to the extent that the Company or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Transaction as a result of the failure of such representations and warranties to be true and correct and (ii) the Specified Representations shall be true and correct in all material respects (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date), so long as all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (except for any such representation or warranty is qualified by Material Adverse Effect or materiality which shall be true and

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correct in all respects) at the time of execution of the relevant agreement governing such Limited Condition Transaction (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date);

(c) any financial ratio test (including any such test calculated in determining amounts under baskets) or financial condition to such Limited Condition Transaction or such Indebtedness for Borrowed Money shall be tested on the LCT Test Date (in each case, after giving pro forma effect to such Limited Condition Transaction and assuming for this purpose that such Indebtedness for Borrowed Money is fully funded and without netting any cash proceeds of such Indebtedness for Borrowed Money) and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of the consummation of such Limited Condition Transaction and (ii) if any of such ratios are exceeded or conditions not met following the LCT Test Date, but prior to the closing of such Limited Condition Transaction, as a result of fluctuations in such ratio or amount (including due to fluctuations in Adjusted EBITDA of the Borrowers or the Person subject to the Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; and

(d) except as provided in the next sentence, if the Company has made an LCT Election, then in connection with any subsequent calculation of any ratio or basket (including baskets measured as a percentage of Adjusted EBITDA or total assets or total revenue) on or following the relevant date of execution of the definitive agreement with respect to such Limited Condition Transaction and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness for Borrowed Money and the use of proceeds thereof) have been consummated (it being agreed that (A) notwithstanding the foregoing, any calculation of a ratio in connection with (1) determining the Applicable Margin and determining whether or not the Company and its Subsidiaries are in compliance with the financial covenants set forth in Sections 8.22 and 8.23 shall, in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness for Borrowed Money) have not been consummated and (2) determining whether any Borrower or any Subsidiary thereof may incur any Indebtedness for Borrowed Money or make a restricted payment shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of indebtedness and the use of proceeds thereof) have been consummated and (B) for the avoidance of doubt, if the Company has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) after the LCT Test Date, but at or prior to the consummation of the Limited Condition Transaction, such basket or ratio will not be deemed to have been exceeded as a result of such fluctuations).

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested.

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Section 2. The Credit Facilities.

Section 2.1 Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) to a Borrower in U.S. Dollars or in one or more Alternative Currencies from time to time on a revolving basis in an aggregate Outstanding Amount for all Borrowers up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date; provided however, that (i) the sum of the Total Revolving Outstandings shall not exceed the Revolving Credit Commitments in effect at such time and (ii) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a) hereof, the Company may elect that each Borrowing of Revolving Loans be Base Rate Loans, CIBOR Loans, RFR Loans or Term SOFR Loans; provided that (i) all Revolving Loans denominated in Danish Krone shall be CIBOR Loans, and (ii) subject to the foregoing clause (i), all Revolving Loans denominated in an Alternative Currency shall be RFR Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.2 Letters of Credit.

(a) General Terms.

(i) Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the Company’s account and/or for the account of the Company and/or one or more of its Subsidiaries in U.S. Dollars in an aggregate undrawn face amount up to the L/C Sublimit; provided that the L/C Issuer shall not issue any Letter of Credit if, after giving effect to such issuance (and upon issuance of each Letter of Credit, or the Closing Date in the case of any Existing Letters of Credit, the Company shall be deemed to represent that the following will not occur as a result of such issuance): (i) the aggregate amount of the outstanding Letters of Credit issued by the L/C Issuer would exceed the L/C Sublimit or (ii) the sum of the Total Revolving Outstandings would exceed the Revolving Credit Commitments in effect at such time.

(ii) (ii) Notwithstanding anything herein to the contrary, those certain letters of credit issued for the account of the Company by BMO Bank N.A. and listed on Schedule 1.2 hereof (the “Existing Letters of Credit”) shall each constitute a “Letter of Credit” herein for all purposes of this Agreement with the Company as the applicant therefor, to the same extent, and with the same force and effect as if the Existing Letters of Credit had been issued under this Agreement at the request of the Company (provided that each Existing Letter of Credit may be renewed beyond its current expiration date as set forth on Schedule 1.2 hereof).

(iii) Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage or Replacement Revolver Percentage, as applicable, of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage or Replacement Revolver Percentage, as applicable, of the L/C Obligations then outstanding.

(iv) The L/C Issuer shall not at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator, or any

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applicable law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer (1) shall by its terms prohibit, purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or request that the L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular or (2) shall impose upon the L/C Issuer with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which the L/C Issuer is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the L/C Issuer as of the Closing Date and that such L/C Issuer in good faith deems material to it, (B) the conditions set forth in Section 7.1 are not satisfied or it has received notice from the Administrative Agent, any Lender or any Borrower that the conditions set forth in Section 7.1 will not be satisfied and directing the L/C Issuer not to issue such Letter of Credit, (C) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (E) the terms of such Letter of Credit do not comply with this Section 2.2 (including, without limitation the minimum amounts required by Section 2.2(b)) or (F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion. The L/C Issuer shall be under no obligation to amend or extend any Letter of Credit if (x) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended or extended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment or extension to the Letter of Credit. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Company, issue one or more Letters of Credit in U.S. Dollars, in a form reasonably satisfactory to the L/C Issuer, with expiration dates no later than the earlier of twelve (12) months from the date of issuance (or which are cancelable not later than twelve (12) months from the date of issuance and each renewal) and thirty (30) days prior to the Revolving Credit Termination Date, in each case an aggregate minimum face amount of $100,000, upon the receipt of an application duly executed by the Company and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary, in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”); provided that, unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), each Letter of Credit shall be subject to the UCP, in the case of a commercial Letter of Credit, or ISP, in the case of a standby Letter of Credit, in each case as set forth in the Application related thereto or as determined by the L/C Issuer and, to the extent not inconsistent therewith, the laws of the State of New York. Notwithstanding anything contained in any Application to the contrary: (i) the Company shall pay fees in connection with each Letter of Credit as set forth in Section 3.1(b) hereof, (ii) except as otherwise provided in Section 2.8 or 2.16 hereof, before the occurrence of an Event of Default, the L/C Issuer will not call for the funding by the Company of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Company’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Company hereby promises to pay) (A) from

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and after the date such drawing is paid until the Business Day following the date such drawing is paid at a rate per annum equal to the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) and (B) thereafter at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (x) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (y) the Revolving Credit Commitments have been terminated, or (z) a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Company, subject to the conditions of Section 7 hereof and the other terms of this Section 2.2.

(c) The Reimbursement Obligations. Subject to Section 2.2(b) hereof, the obligation of the Company to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Eastern time) on the date when each drawing is to be paid in immediately available funds at the Administrative Agent’s Office (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Company does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 2.2(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.2(e) below.

(d) Obligations Absolute. The Company’s obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the L/C Issuer ‘s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer

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(as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. Without limiting the foregoing, none of the Administrative Agent, the L/C Issuer, any Participating Lender, any other Lender or any of their respective Related Parties shall have any liability or responsibility by reason of (x) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith or illegal conduct of the beneficiary or other Person, (y) the L/C Issuer declining to take up documents and make payment (A) against documents that are fraudulent, forged or for other reasons by which it is entitled not to honor or (B) following the Company’s waiver of discrepancies with respect to such documents or request for honor of such documents or (z) the L/C Issuer’s retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation or third-party claim notified to the L/C Issuer.

In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents (even if not in strict compliance with the terms and conditions of such Letter of Credit) without responsibility for further investigation, regardless of any notice or information to the contrary and without regard to any non-documentary condition in such Letter of Credit, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) the L/C Issuer may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of the L/C Issuer to the Company in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

Notwithstanding anything to the contrary herein, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable laws or any order of a jurisdiction in which the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

This Section 2.2(d) shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care stricter than the foregoing). The L/C Issuer shall have all of the benefits and immunities (but not the obligations) (i) provided to the Administrative Agent in Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Application and any other documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XI included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided herein with respect to the L/C Issuer.

(e) The Participating Interests. Each Lender, by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its

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Revolver Percentage or Replacement Revolver Percentage, as applicable, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Company to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 2.2(c) above, or if the L/C Issuer is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a notice from the L/C Issuer specifying such Participating Lender’s Revolver Percentage or Replacement Revolver Percentage, as applicable, of such unpaid or recaptured Reimbursement Obligation (with a copy to the Administrative Agent) to such effect, if such notice is received before 1:00 p.m. (Eastern time), or not later than 1:00 p.m. (Eastern time) the following Business Day, if such notice is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage or Replacement Revolver Percentage, as applicable, of such unpaid or recaptured Reimbursement Obligation, together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, at the Overnight Rate in effect for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage or Replacement Revolver Percentage, as applicable, of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage or Replacement Revolver Percentage, as applicable, thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.2 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Company, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 2.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

In furtherance of the foregoing, each Participating Lender acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Participating Lender’s Revolver Percentage or Replacement Revolver Percentage, as applicable, of the aggregate amount available to be drawn under such Letter of Credit at each time that such Participating Lender’s Revolving Credit Commitment is amended pursuant to Section 2.15, as a result of an assignment in accordance with Section 13.9 or otherwise in accordance with this Agreement.

(f) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages or Replacement Revolver Percentages, as applicable,, indemnify the L/C Issuer (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.2(f) and all other parts of this Section 2.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g) Manner of Requesting a Letter of Credit. The Company shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Company and, in the case of an extension, amendment or an

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increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the L/C Issuer. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h) Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced L/C Issuer, and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the L/C Issuer (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (a) shall be obligated as a primary obligor to reimburse, or to cause the applicable Subsidiary to reimburse, the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Company and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Company and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of the Company, the Company agrees that (i) such Subsidiary shall have no rights against the L/C Issuer, the Administrative Agent, any Lender or any of their respective Related Parties, (ii) the Company shall be responsible for the obligations in respect of such Letter of Credit under this Agreement, the Application and any other applications, documents or reimbursement agreement with respect to such Letter of Credit, (iii) the Company shall have the sole right to give instructions and make agreements with respect to this Agreement, such Letter of Credit, the Application and any other applications, documents or reimbursement agreements pertaining thereto and the disposition of any documents related thereto and (iv) the Company shall have all powers and rights in respect of any security arising in connection with such Letter of Credit and the transactions related thereto. The Company shall, at the request of the L/C Issuer, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.

Section 2.3 Applicable Interest Rates.

(a) Base Rate Loans. Subject to the provisions of Section 2.9, each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Term SOFR Loan until such Loan is repaid

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at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on each Interest Payment Date and at maturity (whether by acceleration or otherwise). For the avoidance of doubt, Base Rate Loans may only be borrowed in U.S. Dollars.

(b) Term SOFR Loans. Each Term SOFR Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and the actual number of days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Term SOFR applicable to such Interest Period, payable on each Interest Payment Date and at maturity (whether by acceleration or otherwise). For the avoidance of doubt, Term SOFR Loans may only be borrowed in U.S. Dollars.

(c) RFR Loans. Each RFR Loan denominated in an Alternative Currency made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual number of days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, as applicable, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the applicable Daily Simple RFR, payable on each Interest Payment Date and at maturity (whether by acceleration or otherwise). For the avoidance of doubt, RFR Loans may be borrowed in Euro or Sterling or any Alternative Currency (other than Sterling, Euros and Danish Krone) approved by the Administrative Agent and the Lenders pursuant to Section 1.5.

(d) CIBOR Loans. Each CIBOR Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and the actual number of days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus Adjusted CIBOR applicable for such Interest Period, payable on each Interest Payment Date and at maturity (whether by acceleration or otherwise). For the avoidance of doubt, CIBOR Loans may only be borrowed in Danish Krone.

(e) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. In connection with the use or administration of Term SOFR, any Daily Simple RFR or Adjusted CIBOR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Company and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR, any Daily Simple RFR or Adjusted CIBOR.

Section 2.4 Minimum Borrowing Amounts; Maximum Term SOFR, RFR and CIBOR Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $100,000. Each Borrowing of Term SOFR Loans, RFR Loans or CIBOR Loans advanced, continued or converted shall be in an amount equal to the Dollar Equivalent of $2,000,000 or such greater amount which is an integral multiple of the Dollar Equivalent of $100,000. Without the Administrative Agent’s consent (which consent shall not be unreasonably withheld or delayed), there shall not be more than ten (10) Borrowings of Term SOFR Loans, RFR Loans and CIBOR Loans in the aggregate outstanding under the Revolving Credit at any one time; provided that not more than two (2) of such Borrowings of CIBOR Loans shall have an Interest Period of one week.

Section 2.5 Manner of Borrowing Loans and Designating Applicable Interest Rates.

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(a) Notice to the Administrative Agent. The Company, on behalf of the applicable Borrower, shall give notice to the Administrative Agent by no later than 12:00 noon (Eastern time):

(i) at least three (3) Business Days before the date on which the Company requests the Lenders to advance a Borrowing of Term SOFR Loans (provided that the Company, on behalf of the applicable Borrower, may request a Borrowing of Term SOFR Loans on one (1) Business Days’ notice prior to the Closing Date if the Borrowers have delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 2.11 of this Agreement);

(ii) at least four (4) RFR Business Days (or five (5) RFR Business Days in the case of a Special Notice Currency) before the date the Company requests the Lenders to advance a Borrowing of RFR Loans denominated in Alternative Currencies;

(iii) at least four (4) CIBOR Banking Days before the date the Company requests the Lenders to advance a Borrowing of CIBOR Loans; and

(iv) on the date the Company requests the Lenders to advance a Borrowing of Base Rate Loans.

The Loans included in each Borrowing shall be denominated in the currency and bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Company may, on behalf of the applicable Borrower, from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing contained in Section 2.4 hereof, a portion thereof, as follows: (i) if such Borrowing is of Term SOFR Loans, on the last day of the Interest Period applicable thereto, the Company may continue part or all of such Borrowing as Term SOFR Loans or convert part or all of such Borrowing into Base Rate Loans, (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Company may convert all or part of such Borrowing into Term SOFR Loans for an Interest Period or Interest Periods specified by the Company or (iii) if such Borrowing is of CIBOR Loans, on any CIBOR Banking Day, the Company may continue part or all of such Borrowing as CIBOR Loans. The Company shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Term SOFR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Term SOFR Loans must be given by no later than 12:00 noon (Eastern time) at least three (3) Business Days before the date of the requested continuation or conversion, and notice of the continuation of a Borrowing of CIBOR Loans for an additional Interest Period s must be given by no later than 12:00 noon (Eastern time) at least four (4) CIBOR Banking Days before the date of the requested continuation. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the applicable Borrower, the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day, RFR Business Day or CIBOR Banking Day, as applicable), the amount and currency of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Term SOFR Loans or CIBOR Loans, the Interest Period applicable thereto. Upon notice to the Company by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) hereof with respect to a Borrower, without notice), no Borrowing of Term SOFR Loans or CIBOR Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists and any or all of the then outstanding CIBOR Loans shall be

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prepaid, or redenominated into U.S. Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto. The Borrowers agree that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Officer without the necessity of independent investigation and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon. Except as provided pursuant to Section 1.6(c), no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Company received pursuant to Section 2.5(a) above and, the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c) Company’s Failure to Notify; Automatic Continuations and Conversions.

(i) Any outstanding Borrowing of Base Rate Loans shall automatically continue as Base Rate Loans unless the Company has notified the Administrative Agent hereof that the applicable Borrower intends to convert such Borrowing, subject to Section 7.1 hereof, into a Borrowing of Term SOFR Loans or such Borrowing is prepaid in accordance with Section 2.8(a) hereof.

(ii) Any outstanding Borrowing of RFR Loans denominated in an Alternative Currency shall automatically continue as RFR Loans in such Alternative Currency unless the Company has notified the Administrative Agent hereof that the applicable Borrower intends to prepay such Borrowing in accordance with Section 2.8(a) hereof.

(iii) If the Company fails to give notice pursuant to Section 2.5(a) hereof of the continuation or conversion of any outstanding principal amount of a Borrowing of Term SOFR Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) hereof or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Term SOFR Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.8(a) hereof, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.

(iv) If the Company fails to give notice pursuant to Section 2.5(a) hereof of the continuation or conversion of any outstanding principal amount of a Borrowing of CIBOR Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) hereof or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of CIBOR Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.8(a) hereof, such CIBOR Loans shall be continued as CIBOR Loans with an Interest Period of one (1) month.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Eastern time), in the case of any Loan denominated in U.S. Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in the applicable Currency in funds immediately available at the Administrative Agent’s Office. The Administrative Agent shall make the proceeds of each new Borrowing available to the applicable Borrower at the Administrative Agent’s Office.

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(e) Administrative Agent Reliance on Lender Funding. In connection with any Borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such Borrowing available in the applicable Currency in accordance with the terms of Section 2 and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the applicable Borrower the proceeds of the Loan to be made by such Lender in the applicable Currency and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to such Borrower attributable to such Lender, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to such Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) if such Loan is denominated in U.S. Dollars, (A) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Overnight Rate in effect for each such day and (B) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day and (ii) if such Loan is denominated in an Alternative Currency, such rate as determined by the Administrative Agent as is current market practice in such Alternative Currency in accordance with banking industry rules on interbank compensation. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the applicable Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 2.11 hereof so that such Borrower will have no liability under such Section with respect to such payment.

Section 2.6 Interest Periods.

(a) As provided in Section 2.5(a) and 2.14 hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Term SOFR Loans or CIBOR Loans, the Company shall select an Interest Period applicable to such Loans from among the available options.

(b) The term “Interest Period” means the period commencing on the date a Borrowing of Term SOFR Loans or CIBOR Loans is advanced, continued or created by conversion and ending: (a) in the case of a Term SOFR Loan, one (1) month, three (3) months or six (6) months thereafter, as specified in the applicable borrowing request or interest election request and (b) in the case of a CIBOR Loan, one (1) week or one (1), two (2), three (3) or six (6) months thereafter, as specified in the applicable borrowing request or interest rate election; provided, however, that:

(i) any Interest Period for a Borrowing of Revolving Loans that otherwise would end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Term SOFR Loans or CIBOR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day;

(iii) for purposes of determining an Interest Period for a Borrowing of Term SOFR Loans or CIBOR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest

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Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and

(iv) no tenor that has been removed from this definition pursuant to Section 10.2 below shall be available for specification in such borrowing request or interest election request.

Section 2.7 Maturity of Loans.

(a) Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the applicable Borrower on the Revolving Credit Termination Date.

(b) Swing Loans. Each Swing Loan shall mature and become due and payable by the applicable Borrower on the last day of the Interest Period applicable thereto, or if earlier, the Revolving Credit Termination Date.

(c) Incremental Term Loans. Each Incremental Term Loan (if any), both for principal and interest not sooner paid, shall mature and become due and payable by the applicable Borrower as determined pursuant to, and in accordance with, Section 2.15.

Section 2.8 Prepayments.

(a) Optional. The applicable Borrower shall have the privilege of prepaying without premium or penalty (except as set forth in Section 2.11 below) and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Term SOFR Loans, RFR Loans or CIBOR Loans, in an amount not less than the Dollar Equivalent of $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Sections 2.4 and 2.14 hereof remains outstanding) any Borrowing of (A) Term SOFR Loans at any time upon not fewer than three (3) Business Days prior notice by the Company to the Administrative Agent, (B) RFR Loans at any time upon not fewer than four (4) RFR Business Days (or five (5) RFR Business Days if denominated in a Special Notice Currency) prior notice by the Company to the Administrative Agent or (C) CIBOR Loans at any time upon not fewer than four (4) CIBOR Banking Days prior notice by the Company to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Company, on behalf of the applicable Borrower, to the Administrative Agent no later than 12:00 noon (Eastern time) on the date of prepayment, (or, in any case, such shorter period of time then agreed to by the Administrative Agent) such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term SOFR Loans, CIBOR Loans or RFR Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 2.11 hereof. The applicable Borrower shall notify the Administrative Agent if such prepayment is of Revolving Loans, Swing Loans or Incremental Term Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.

(b) Mandatory.

(i) The Borrowers shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.12 hereof or, if for any reason, the Total Revolving Outstandings at any time exceed the Revolving Credit Commitments at such time, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations in accordance with Section 9.4 hereof by the amount, if any, necessary to reduce the Total Revolving Outstandings to the aggregate Revolving Credit Commitments then in effect.

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(ii) Unless the applicable Borrower otherwise directs, prepayments of Revolving Loans and Swing Loans under this Section 2.8(b) shall be applied first to Borrowings of Swing Loans until payment in full thereof, then to Revolving Loans of Base Rate Loans until payment in full thereof, then to Borrowings of RFR Loans until payment in full thereof, with any balance applied ratably to Borrowings of Term SOFR Loans and CIBOR Loans in the order in which their Interest Periods expire. Each prepayment of Revolving Loans and Swing Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment and, in the case of any Term SOFR Loans, CIBOR Loans or RFR Loans, together with any amounts due the Lenders under Section 2.11 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(iii) The applicable Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any), in the Currency in which such Incremental Term Loan is denominated, as determined pursuant to, and in accordance with, Section 2.15.

(c) Alternative Currencies. If the Administrative Agent notifies the Company, on behalf of the Borrowers, at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within five (5) days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(d) The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Company. Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 2.9 Default Rate. Notwithstanding anything to the contrary contained in Section 2.3 hereof, (i) immediately upon the occurrence and during the continuance of a Specified Event of Default or after acceleration or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, the applicable Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, letter of credit fees and other amounts then owing by it at a rate per annum equal to:

(a) for any Base Rate Loan or any Swing Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any Term SOFR Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any CIBOR Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, if such loan is not redenominated into U.S. Dollars as provided by Section 2.5(a) hereof, at a rate per annum equal to the sum of (i) the Applicable Margin for CIBOR Loans plus (ii) 2.0% plus (iii) the rate of interest per annum as determined in good faith by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/100,000 of 1%) at which overnight or weekend deposits (or, if such amount due remains unpaid more than three (3) Business Days, then for such other period of time not longer than one (1) month as the Administrative Agent may elect in good faith) of Danish Krone for delivery in immediately available and

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freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such CIBOR Loan (or, if the Administrative Agent is not placing deposits in Danish Krone in the interbank market, then the Administrative Agent’s cost of funds in Danish Krone for such period);

(d) for any RFR Loan, the sum of 2.0% plus the Applicable Margin plus the applicable Daily Simple RFR from time to time in effect;

(e) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.2(c) hereof with respect to such Reimbursement Obligation;

(f) for any Letter of Credit, the sum of 2.0% plus the L/C Participation Fee due under Section 3.1(b) hereof with respect to such Letter of Credit; and

(g) for any other amount owing hereunder not covered by clauses (a) through (f) above, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Company (which election may be retroactively effective to the date of such Event of Default). While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 2.10 Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit C-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), Exhibit C-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”) or Exhibit C-3 (in the case of its Incremental Term Loans and referred to herein as an “Incremental Term Note”), as applicable. In such event, each Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.9 hereof) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.9 hereof, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

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Section 2.11 Funding Indemnity.

(a) If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Term SOFR Loan or CIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender, but excluding any loss of profit) as a result of:

(i) any payment, prepayment or conversion of a Term SOFR Loan or CIBOR Loan or on a date other than the last day of its Interest Period;

(ii) any failure (because of a failure to meet the conditions of Section 7 hereof or otherwise) by a Borrower to borrow or continue a Term SOFR Loan or CIBOR Loan, or to convert a Base Rate Loan into a Term SOFR Loan, on the date specified in a notice given pursuant to Section 2.5(a) or 2.14 hereof;

(iii) any failure by a Borrower to make any payment of principal on any Term SOFR Loan or CIBOR Loan when due (whether by acceleration or otherwise); or

(iv) any acceleration of the maturity of a Term SOFR Loan or CIBOR Loan as a result of the occurrence of any Event of Default hereunder;

then, upon the demand of such Lender, such Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the applicable Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate, absent manifest error, shall be deemed prima facie correct.

(b) In the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date therefore (whether by acceleration or otherwise), (ii) the conversion of any RFR Loan other than on the Interest Payment Date therefore (whether by acceleration or otherwise), (iii) the failure to borrow, convert, continue or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto, or (iv) the assignment of any RFR Loan other than on the Interest Payment Date therefore, as a result of a request by the Company pursuant to Section 2.13, then, in any such event, the Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss cost or expense arising from the liquidation or redeployment of funds. If any Lender makes such a claim for compensation, it shall provide to the applicable Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate, absent manifest error, shall be deemed prima facie correct.

Section 2.12 Commitment Terminations.

(a) The Company shall have the right at any time and from time to time, upon five (5) Business Days, prior written notice to the Administrative Agent (or such shorter time period agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages or Replacement Revolver Percentages, as applicable; provided that the Revolving Credit Commitments may not be reduced to an amount less than the Total Revolving Outstandings. Any termination of the Revolving Credit Commitments below the L/C Sublimit, Swing Line Sublimit, or Alternative Currency Sublimit then in

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effect shall reduce the L/C Sublimit, Swing Line Sublimit or Alternative Currency Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b) Any termination of the Revolving Credit Commitments pursuant to this Section 2.12 may not be reinstated.

(c) For the avoidance of doubt, prepayments pursuant to Sections 2.8(a) hereof shall not result in any reduction of the Revolving Credit Commitments.

Section 2.13 Replacement of Lenders. If any Lender requests compensation under Section 10.3, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.1 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 10.4, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 10.3 or Section 13.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Obligations and Swing Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.11 as if the Loans owing to it were prepaid rather than assigned) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 10.3 or payments required to be made pursuant to Section 13.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 2.13 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such

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assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.14 Swing Loans.

(a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans to a Borrower in U.S. Dollars under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”); provided that, after giving effect to any amount requested, (i) the aggregate amount of the outstanding Swing Loans shall not in the aggregate exceed the Swing Line Sublimit or (ii) the sum of the Total Revolving Outstandings shall not in the aggregate exceed the Revolving Credit Commitments in effect at such time. The Swing Loans may be availed of a Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.

(c) Requests for Swing Loans. The Company, on behalf of the applicable Borrower, shall give the Administrative Agent prior notice (which may be written or oral) no later than 2:00 p.m. (Eastern time) on the date upon which a Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Company. Each Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the applicable Borrower on the date so requested at the Administrative Agent’s Office. Anything contained in the foregoing to the contrary notwithstanding the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement; provided that the Swing Line Lender shall not advance any Swing Loan if it shall have received prior to 2:00 p.m. on the date of the proposed Swing Loan Borrowing a notice from the Administrative Agent or the Required Lenders that one or more of the conditions precedent contained in Section 7.2 hereof is not then satisfied.

(d) Refunding Loans.

(i) In its sole and absolute discretion, the Swing Line Lender may, at any time, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose), by written notice given no later than 11:00 a.m. (Eastern time) on any Business Day, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage or Replacement Revolver Percentage, as applicable, of the amount of the Swing Loans outstanding on the date such notice is given. Regardless of the existence of any Default or Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender, in immediately available funds, at the Administrative Agent’s Office, before 1:00 p.m. (Eastern time) on the day specified in such notice. The proceeds of such Borrowing of Revolving Loans shall be immediately made available

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by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Swing Loans. No Lender’s obligation to fund its respective Revolver Percentage or Replacement Revolver Percentage, as applicable, of a Swing Loan shall be affected by any other Lender’s failure to fund its Revolver Percentage or Replacement Revolver Percentage, as applicable, of a Swing Loan, nor shall any Lender’s Revolver Percentage or Replacement Revolver Percentage, as applicable, be increased as a result of any such failure of any other Lender to fund its Revolver Percentage or Replacement Revolver Percentage, as applicable, of a Swing Loan.

(ii) The applicable Borrower shall pay to the Swing Line Lender on demand, and in any event on the Revolving Credit Termination Date, in Same Day Funds the amount of such Swing Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Loans requested or required to be refunded. In addition, the Borrowers irrevocably authorize the Administrative Agent to charge any account maintained by each applicable Borrower with the Swing Line Lender (up to the amount available therein) in order to immediately pay the Swing Line Lender the amount of such Swing Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Loans requested or required to be refunded. If any portion of any such amount paid to the Swing Line Lender shall be recovered by or on behalf of any applicable Borrower from the Swing Line Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolver Percentages or Replacement Revolver Percentages, as applicable.

(e) Participations.

(i) If for any reason any Swing Loan cannot be refinanced with a Revolving Loan pursuant to Section 2.14(d)(i), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.14(d)(i), purchase for cash an undivided participating interest in the then outstanding Swing Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to such Lender’s Revolver Percentage or Replacement Revolver Percentage, as applicable, of the aggregate principal amount of Swing Loans then outstanding. Each Lender will immediately transfer to the Swing Line Lender, in Same Day Funds, the amount of its Swing Line Participation Amount. Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Loans then due); provided that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(ii) Each Lender’s obligation to make the Revolving Loans referred to in Section 2.14(d)(i) and to purchase participating interests pursuant to Section 2.14(e)(i) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender or any Borrower may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 7, (C) any adverse change in the condition (financial or otherwise) of any Borrower, (D) any breach of this Agreement or any other Loan Document by any

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Borrower, any Guarantor or any other Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iii) If any Lender fails to make available to the Administrative Agent, for the account of the Swing Line Lender, any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.14 by the time specified in Section 2.14(d)(i) or 2.14(d)(iii), as applicable, the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan or Swing Line Participation Amount, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

Section 2.15 Incremental Facilities.

(a) At any time after the Closing Date, upon written notice to the Administrative Agent, the Company may, with the written consent of the Administrative Agent (which consent of the Administrative Agent shall not be unreasonably withheld or delayed), and in the case of an Incremental Revolver Increase (as hereinafter defined), the L/C Issuer and Swing Line Lender (which consents shall not be unreasonably withheld or delayed), increase the aggregate amount of the Revolving Credit Commitments (each, a “Incremental Revolver Increase”) and/or request the advancing of a U.S. Dollar or Alternative Currency term loan (each additional tranche of term loans, an “Incremental Term Loan”); provided, however, that:

(i) the aggregate amount of all such Incremental Revolver Increases and Incremental Term Loans shall not exceed the Incremental Facilities Limit;

(ii) any such Incremental Revolver Increase shall be in an amount not less than $10,000,000 and any such Incremental Term Loan shall be in an amount not less than $50,000,000; and

(iii) subject, in the case of an Incremental Term Loan incurred solely to finance a substantially concurrent Limited Condition Transaction, to Section 1.9:

(A) no Default shall have occurred and be continuing at the time of the request of, and on the effective date of, such Incremental Revolver Increase or such Incremental Term Loan;

(B) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, at the time of the request of, and on the effective date of, such Incremental Revolver Increase or such Incremental Term Loan with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such

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representation and warranty shall be true and correct in all respects as of such earlier date); and

(C) the Administrative Agent shall have received from the Company, a compliance certificate demonstrating that the Company and its Subsidiaries are in compliance with the financial covenants set forth in Section 8.22 and 8.23, in each case based on the financial statements for the most recently ended four fiscal quarters for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.5 hereof, both before and after giving effect on a pro forma basis to the incurrence of any such Incremental Increase (and assuming that any such Incremental Revolver Increase or Incremental Term Loan, as applicable, is fully drawn) and any Permitted Acquisition, refinancing of Indebtedness for Borrowed Money or other event consummated in connection therewith giving rise to a pro forma basis adjustment.

(b) Each notice from the Company pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Incremental Revolver Increase or Incremental Term Loan, as applicable. Incremental Revolver Increases and Incremental Term Loans may be provided by any existing Lender or by any other Persons (each such Lender or other Person, an “Incremental Lender”). At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each proposed Incremental Lender is requested to respond, which shall in no event be less than (i) five (5) Business Days prior to the desired effective date of an Incremental Revolver Increase or (ii) ten (10) Business Days prior to the desired effective date of an Incremental Term Loan (or, in each case, such shorter period as agreed to by the Administrative Agent). Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent in writing within such time period whether it agrees, to provide the relevant Incremental Revolver Increase or Incremental Term Loan, as applicable, and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.

(c) The Administrative Agent and the Company shall determine the effective date of such Incremental Revolver Increase or such Incremental Term Loan and the final allocation with respect thereto. The Administrative Agent shall promptly notify the Company and the Incremental Lenders of the final allocation of such Incremental Revolver Increase or such Incremental Term Loan (limited in the case of the Incremental Lenders to their own respective allocations thereof) and the effective date of such Incremental Revolver Increase or such Incremental Term Loan.

(d) Upon the effectiveness thereof, the Incremental Lender(s) (i) shall advance Revolving Loans or Incremental Term Loans in an amount sufficient such that, after giving effect thereto, each Lender shall have outstanding its respective Percentage of all Loans of the relevant Credit and (ii) in the case of the Revolving Credit, shall acquire its Revolver Percentage or Replacement Revolver Percentage, as applicable, of all participations in L/C Obligations and Swing Loans. It shall be a condition to such effectiveness that (A) no Term SOFR Loans, CIBOR Loans or RFR Loans be outstanding on the date of such effectiveness unless the applicable Borrower pays any applicable breakage cost under Section 2.11 hereof incurred by any Lender resulting from the repayment of its Revolving Loans, and (B) with respect to a request for an Incremental Revolver Increase, the Company shall not have terminated any portion of the Revolving Credit Commitments pursuant to Section 2.14 hereof. Promptly upon the effectiveness of any Incremental Revolver Increase or Incremental Term Loan, the Borrowers shall, if requested by any Incremental Lender, deliver new Notes to such Incremental Lender.

(e) With respect to each Incremental Term Loan, such Incremental Term Loan:

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(i) shall rank pari passu in right of payment and of security with the Revolving Loans and shall have the same guarantors as the Revolving Loans;

(ii) shall not mature earlier than the latest scheduled maturity date of any Loans, Revolving Credit Commitments, Replacement Revolving Credit Commitments or Extended Revolving Commitments in effect as of the effective date of such Incremental Term Loans and the Weighted Average Life to Maturity of any such Incremental Term Loan shall not be shorter than the remaining Weighted Average Life to Maturity of any then existing Incremental Term Loans; provided that that the restrictions of this clause (ii) shall not apply to the extent such Incremental Term Loan constitutes a customary bridge or similar facility that is to be automatically converted or exchanged into notes or other permitted Indebtedness for Borrowed Money that otherwise would satisfy the conditions set forth in this clause (ii) so long as such conversion or exchange is subject only to conditions customary for similar conversions and exchanges and the Company irrevocably agrees at the time of incurrence thereof to take all actions necessary to convert or exchange such Incremental Term Loan;

(iii) shall have an Applicable Margin and pricing grid, if applicable, as shall be agreed among the Company, the Administrative Agent and each Incremental Lender;

(iv) shall have an amortization schedule, and such provisions relating to optional and mandatory prepayments as shall be agreed among the Company, the Administrative Agent and each Incremental Lender;

(v) except as provided above, shall have other terms and conditions consistent with the terms and conditions applicable to the Revolving Loans or otherwise reasonably satisfactory to the Administrative Agent and the Borrower (provided that such other terms and conditions, taken as a whole, shall not be more favorable to the Lenders under any Incremental Term Loans than such other terms and conditions, taken as a whole, under then-existing Loan Documents).

(f) With respect to each Incremental Revolver Increase:

(i) each such Incremental Revolver Increase shall have the same terms, including maturity, Applicable Margin and commitment fees, as, and be a part of, the Revolving Credit; provided that (x) any upfront fees payable by the Borrowers to the Incremental Lenders under any Incremental Revolver Facility Increases may differ from those payable under the then existing Revolving Credit Commitments and (y) the Applicable Margins or commitment Fees or interest rate floor applicable to any Incremental Revolver Increase may be higher than the Applicable Margins or commitment fees or interest rate floor applicable to the Revolving Credit if the Applicable Margins or Commitment Fees or interest rate floor applicable to the Revolving Credit are increased to equal the Applicable Margins and commitment fees and interest rate floor applicable to such Incremental Revolver Increase;

(ii) the outstanding Revolving Loans and Revolver Percentages or Replacement Revolver Percentages, as applicable, of Swing Loans and L/C Obligations will be reallocated by the Administrative Agent on the effective date of the Incremental Revolver Increase among the Lenders (including the Incremental Lenders providing such Incremental Revolver Increase) in accordance with their revised Revolver Percentages or Replacement Revolver Percentages, as applicable, (and the Lenders (including the Incremental Lenders providing such Incremental Revolver Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 2.11 in connection with such reallocation as if such reallocation were a repayment); and

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(iii) all of the other terms and conditions applicable to such Incremental Revolver Increase shall, except to the extent otherwise provided in this Section 2.15, be identical to the terms and conditions applicable to the Revolving Credit.

(g) Commitments in respect of Incremental Term Loans shall become commitments under this Agreement and Incremental Revolver Increases shall be effected, in each case, pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by each Borrower, each Guarantor, each Incremental Lender agreeing to provide such Incremental Term Loan or Incremental Revolver Increase, as applicable, and the Administrative Agent. The Incremental Amendment shall not, except as specified in the preceding sentence, require the consent of any other Lender, and may effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section. The Lenders hereby authorize the Administrative Agent to execute such other documents, instruments and agreements, as may be necessary in the reasonable opinion of the Administrative Agent to give effect to the Incremental Amendment. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of such conditions as the parties thereto shall agree.

(h) The proceeds of any Incremental Revolver Increase or any Incremental Term Loan shall be used by the Borrower for their general working capital requirements and for such other legal and proper general corporate purposes as are consistent with all applicable laws.

(i) The Company agrees to pay any reasonable expenses of the Administrative Agent relating to any Incremental Revolver Increase and any Incremental Term Loans.

(j) Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment or advance Incremental Term Loans, and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment or advance Incremental Term Loans.

Section 2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Revolving Credit Lenders” and Section 13.10.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.6 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect

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of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Loans are held by the Lenders pro rata in accordance with their Revolver Percentages or Replacement Revolver Percentages, as applicable, without giving effect to Section 2.16(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolver Percentage or Replacement Revolver Percentage, as applicable, of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(C) With respect to any commitment fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

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(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolver Percentages or Replacement Revolver Percentages, as applicable, (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Loans and interests in L/C Obligations and Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 13.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (A) first, prepay Swing Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (B) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with their respective Revolver Percentages or Replacement Revolver Percentages, as applicable, (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.17 Cash Collateral for Fronting Exposure. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent) or the Swing Line Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of the L/C Issuer and/or the Swing Line Lender with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Swing Line Lender, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and

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Swing Loans, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the L/C Issuer and the Swing Line Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.17 or Section 2.16 in respect of Letters of Credit and Swing Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swing Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the L/C Issuer and/or the Swing Line Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent, the L/C Issuer and the Swing Line Lender that there exists excess Cash Collateral; provided that, subject to Section 2.16, the Person providing Cash Collateral, the L/C Issuer and the Swing Line Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.18 Amend and Extend Transactions.

(a) The Company may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any class of Revolving Credit Commitments or Incremental Term Loans to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable class of Revolving Credit Commitments and/or Incremental Term Loans that will be subject to the Extension (which shall be in minimum increments of $5,000,000 and a minimum amount of $5,000,000 (or, in each case, such other amounts as the Administrative Agent may approve in its sole discretion)), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the relevant class of Revolving Credit Commitments and/or Incremental Term Loans to which such Extension relates. Each Lender of the applicable class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Company. If the aggregate principal amount of Revolving Credit Commitments or Incremental Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments or Incremental Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Revolving Credit Commitments or Incremental Term Loans, as applicable, of Lenders of the applicable class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b) The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Section 6 and in

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each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) the L/C Issuer and the Swing Line Lender shall have consented to any Extension of the Revolving Credit Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swing Loans at any time during the extended period and (iv) the terms of such Extended Revolving Credit Commitments and Extended Incremental Term Loans shall comply with paragraph (c) of this Section.

(c) The terms of each Extension shall be determined by the Company and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Revolving Credit Commitment or Extended Incremental Term Loan shall be no earlier than the stated maturity date of the class of Revolving Credit Commitments or Incremental Term Loans being extended thereby, (ii)(A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Credit Commitments and (B) the Weighted Average Life to Maturity of the Extended Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the existing class of Incremental Term Loans being extended thereby, (iii) the Extended Revolving Loans and the Extended Incremental Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and the existing Incremental Term Loans and the borrowers and guarantors of the Extended Revolving Credit Commitments or Extended Incremental Term Loans, as applicable, shall be the same as the Borrowers and the Guarantors with respect to the existing Revolving Loans or Incremental Term Loans, as applicable, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Revolving Credit Commitment (and the Extended Revolving Loans thereunder) and Extended Incremental Term Loans shall be determined by the Company and the applicable extending Lenders, (v)(A) the Extended Incremental Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in mandatory prepayments with the other Incremental Term Loans and (B) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Revolving Credit Commitments, and participation in Letters of Credit and Swing Loans, shall be on a pro rata basis with the other Revolving Loans or Revolving Credit Commitments (other than upon the maturity of the non-extended Revolving Loans and Revolving Credit Commitments) and (vi) the terms of the Extended Revolving Credit Commitments or Extended Incremental Term Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(d) In connection with any Extension, the Borrowers, the Guarantors, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Credit Commitments or Extended Incremental Term Loans as a new class or tranche of Revolving Credit Commitments or Incremental Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Company in connection with the establishment of such new class or tranche (including to preserve the pro rata treatment of the extended and non-extended classes or tranches and to provide for the reallocation of all outstanding Credit Events under the Revolving Credit upon the expiration or termination of the commitments under any class or tranche), in each case on terms consistent with this Section 2.18.

Section 2.19 Refinancing Facilities.

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(a) Notwithstanding anything to the contrary in this Agreement, the Company may by written notice to the Administrative Agent request the establishment of (i) one or more additional tranches or classes of incremental term loans under this Agreement (“Refinancing Incremental Term Loans”) which refinance, renew, replace, defease or refund (collectively, “Refinance”) one or more classes of outstanding Incremental Term Loans or (ii) one or more additional revolving facilities under this Agreement providing for revolving commitments (“Replacement Revolving Credit Commitments” and, the revolving loans thereunder, “Replacement Revolving Loans”) which Refinance one or more classes of Revolving Credit Commitments (and the Loans made thereunder) under this Agreement. Each such notice shall specify the date (each, a “Refinancing/Replacement Effective Date”) on which the Company proposes that the Refinancing Incremental Term Loans or Replacement Revolving Loans, as applicable, be made and the Replacement Revolving Credit Commitments be available, which such date shall be not less than five (5) Business Days after the date on which such notice is delivered to Administrative Agent (or such later date as may be approved by the Administrative Agent).

(b) The Company may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person that meets the requirements of an Eligible Assignee of the Incremental Term Loan or Revolving Credit Commitments being Refinanced to provide all or a portion of the requested Refinancing Incremental Term Loan or Replacement Revolving Credit Commitments, as applicable; provided that (i) in the case of a Refinancing Incremental Term Loan, the consent of the Administrative Agent (such consent not to be unreasonably withheld or conditioned) has been received with respect to any proposed Refinancing Incremental Term Lender that is not already a Lender, an Affiliate of a Lender or an Approved Fund and (ii) in the case of a Replacement Revolving Credit Commitment, the consent of each of the Administrative Agent, the Swing Line Lender and the L/C Issuer shall have been received with respect to any proposed Replacement Revolving Credit Lender that is not already a Lender with a Revolving Credit Commitment of the class of Revolving Credit Commitments being Refinanced or an Affiliate of any such Lender. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each proposed Refinancing Incremental Term Lender or Replacement Revolving Credit Lender, as the case may be, is requested to respond, which shall in no event be less than two (2) Business Days (or such later date as may be approved by the Administrative Agent) from the date of delivery of such notice to the proposed Refinancing Incremental Term Lender or Replacement Revolving Credit Lender, as the case may be. Each proposed Refinancing Incremental Term Lender or Replacement Revolving Credit Lender, as the case may be, may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide a Refinancing Incremental Term Loan or Replacement Revolving Credit Commitment, as applicable, and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide a Refinancing Incremental Term Loan or Replacement Revolving Credit Commitment (or any portion thereof). At the conclusion of such period, the Administrative Agent (in consultation with the Company) shall determine the final allocation of such Refinancing Incremental Term Loan or Replacement Revolving Credit Commitment and shall promptly notify the Company and each of the applicable Refinancing Incremental Term Lenders or Replacement Revolving Credit Lenders of the final allocations of such Refinancing Incremental Term Loan or Replacement Revolving Credit Commitment, as the case may be (limited in the case of such Lenders to their own respective allocations thereof).

(c) Any Refinancing Incremental Term Loans made on any Refinancing/Replacement Effective Date shall be designated a series (each, a “Refinancing Incremental Term Loan Series”) of Refinancing Incremental Term Loans and as a separate class for all purposes of this Agreement; provided that any Refinancing Incremental Term Loans may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Refinancing Incremental Term Loan Series of, and part of the same class of, Refinancing Incremental Term Loans made to the applicable Borrower. Any Replacement Revolving Credit Commitment made available on any

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Refinancing/Replacement Effective Date shall be designated a series (each, a “Replacement Revolving Credit Commitment Series”) of Replacement Revolving Credit Commitments and as a separate class of Revolving Credit Commitments for all purposes of this Agreement; provided that any Replacement Revolving Credit Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in, and part of the same class as, any previously established Replacement Revolving Credit Commitment Series; provided further that if any Replacement Revolving Credit Commitment is designated as an increase in any previously established Replacement Revolving Credit Commitment Series, each of the Replacement Revolving Credit Lenders with Replacement Revolving Credit Commitments of such Replacement Revolving Credit Commitment Series shall, on the Refinancing/Replacement Effective Date and subject to the satisfaction of the terms and conditions in this Section 2.19, purchase from each of the other Lenders with Replacement Revolving Credit Commitments of such Replacement Revolving Credit Commitment Series, at the principal amount thereof and in the applicable currencies, such interests in the Revolving Loans under such Replacement Revolving Credit Commitments outstanding immediately prior to the effectiveness of the Refinancing Amendment as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans of such Replacement Revolving Credit Commitment Series will be held by Replacement Revolving Credit Lenders thereunder ratably in accordance with their Replacement Revolver Percentages.

(d) With respect to any request for Refinancing Incremental Term Loans or Replacement Revolving Credit Commitments, subject to the terms and conditions hereof (including, without limitation, the satisfaction or waiver of the terms and conditions set forth in this Section 2.19), each Refinancing Incremental Term Lender shall on the applicable Refinancing/Replacement Effective Date applicable to such request, make a Refinancing Incremental Term Loan to the applicable Borrower in an amount equal to its pro rata share of such request and each Replacement Revolving Credit Lender shall make its Replacement Revolving Credit Commitment available to the applicable Borrower in an amount equal to such Replacement Revolving Credit Commitment (and in connection therewith make any Replacement Revolving Loans) of such request and in connection therewith such Refinancing Incremental Term Lender and/or Replacement Revolving Credit Lender shall become a Lender hereunder with respect to such Refinancing Incremental Term Loans and Replacement Revolving Credit Commitments (and the Replacement Revolving Loans made pursuant thereto).

(e) The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Incremental Term Loans, Replacement Revolving Credit Commitments and Replacement Revolving Loans on the terms specified by the Company and the applicable Refinancing Incremental Term Lenders or Replacement Revolving Credit Lenders, as a the case may be) and hereby waive the requirements of this Agreement (including Section 13.6 and Section 13.10) or any other Loan Document that may otherwise prohibit such Refinancing or any other transaction contemplated by this Section 2.19. The Refinancing Incremental Term Loans, Replacement Revolving Credit Commitments and/or Replacement Revolving Loans shall be established pursuant to an amendment to (or if agreed to by the Administrative Agent and the Company an amendment and restatement of) this Agreement and, as appropriate, the other Loan Documents (each, a “Refinancing Amendment”) among the Borrowers, the Guarantors, the Administrative Agent and the applicable Refinancing Incremental Term Lenders or Replacement Revolving Credit Lenders (and, if applicable, any replacement L/C Issuer and/or replacement Swing Line Lender), which Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.19, including in order to establish new tranches or sub-tranches in respect of the Refinancing Incremental Term Loans, the Replacement Revolving Credit Commitments and Replacement Revolving Loans and such technical amendments as may be necessary or appropriate in connection therewith and to adjust any amortization schedule applicable thereto (insofar as such schedule relates to payments due to Lenders with

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respect to any Incremental Term Loans which are Refinanced; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders of the Incremental Term Loans which are not Refinanced). The Administrative Agent shall be permitted, and each is hereby authorized, to enter into such Refinancing Amendments to effect the foregoing.

(f) The effectiveness of any Refinancing Amendment and the Refinancing Incremental Term Loan or Replacement Revolving Credit Commitments thereunder, shall be subject to the satisfaction or waiver on or prior to the Refinancing/Replacement Effective Date of each of the following conditions, together with any additional conditions set forth in the applicable Refinancing Amendment:

(i) each of the conditions set forth in Section 7.1 shall be satisfied or waived (it being agreed that for purposes of this clause (A) the making available of a Replacement Revolving Credit Commitment shall be deemed to be a Credit Event whether or not any Replacement Revolving Loans are funded on the applicable Refinancing/Replacement Effective Date);

(ii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (1) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (2) reaffirmation agreements and/or such amendments to the Loan Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Incremental Term Loan or Replacement Revolving Credit Commitment is provided with the benefit of the applicable Loan Documents;

(iii) the net cash proceeds of any such Refinancing Incremental Term Loans shall be applied, concurrently or substantially concurrently with the incurrence thereof, solely to the repayment of the outstanding amount of one or more classes (or portions thereof) of Incremental Term Loans being Refinanced thereby and the aggregate principal amount of the Replacement Revolving Credit Commitments shall be applied concurrently with the effectiveness of the applicable Refinancing Amendment to permanently reduce one or more classes (or the portions thereof) of Revolving Credit Commitments being Refinanced thereby;

(iv) each class of Refinancing Incremental Term Loans or Replacement Revolving Credit Commitments shall be in an aggregate principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or such other amount necessary to Refinance any class of outstanding Incremental Term Loans or Revolving Credit Commitments in full or such lesser amount agreed to by the Administrative Agent in its sole discretion);

(v) any class of Refinancing Incremental Term Loans or Replacement Revolving Credit Commitments (and any Replacement Revolving Loans made thereunder) shall satisfy each of the requirements set forth in the definition of Refinancing/Replacement Conditions; and

(vi) notwithstanding the terms of Section 2.15, Section 2.18 and this Section 2.19, unless otherwise approved by the Administrative Agent in its sole discretion, in no event shall there be more than (i) two (2) tranches of revolving facilities in the aggregate in effect at any time (including the Revolving Credit Commitments, any Extended Revolving Credit Commitments and any Replacement Revolving Credit Commitments) and (ii) three (3) tranches of term loans (including any Incremental Term Loans, any Extended Term Loans and any Refinancing Incremental Term Loans), in each case under this Agreement.

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Section 3. Fees.

Section 3.1 Fees. (a) Revolving Credit Commitment Fee. The Company shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages or Replacement Revolver Percentages, as applicable, a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees.

(i) On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.2 hereof, the Company shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit.

(ii) On the last day of each March, June, September, and December, and payable quarterly in arrears, commencing on the first such date occurring after the date hereof, the Company shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages or Replacement Revolver Percentages, as applicable,, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter.

(iii) In addition, the Company shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time as notified to the Company in writing.

(c) Administrative Agent and Arranger Fees. The Company shall pay to the Arrangers and the Administrative Agent, for its own use and benefit, the fees agreed to among the Administrative Agent, the Company and CTS Denmark in the engagement letter dated October 21, 2025 or as otherwise agreed to in writing between them.

Section 4. Place and Application of Payments.

Section 4.1 Place and Application of Payments.

(a) Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency or any amounts payable in an Alternative Currency, each payment by a Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. (Eastern time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in U.S. Dollars, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever. Except as otherwise expressly provided herein, with respect to

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principal of and interest on Loans denominated in an Alternative Currency or any amounts payable in an Alternative Currency, each payment by a Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than the Applicable Time specified by the Administrative Agent on the date specified for payment under this Agreement to the Administrative Agent at the applicable Administrative Agent’s Office for the account of the Lenders entitled to such payment in such Alternative Currency, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (or, with respect to a payment to be made in an Alternative Currency, the Applicable Time specified by the Administrative Agent) on such day shall be deemed a payment on such date for the purposes of Section 9.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (or, with respect to a payment to be made in an Alternative Currency, the Applicable Time specified by the Administrative Agent) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Percentage in respect of the relevant Credit (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swing Loans or of any fee, commission or other amounts payable to the Swing Line Lender shall be made in like manner, but for the account of the Swing Line Lender. Each payment to the Administrative Agent of the L/C Issuer’s fees or Participating Lenders’ fees or commissions shall be made in like manner, but for the account of such L/C Issuer or the Participating Lenders, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 2.11, 10.3, 13.1, or 13.12 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definitions of Interest Period and Interest Payment Date, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 2.16(a)(ii).

(b) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Swing Line Lender or the L/C Issuer hereunder that a Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may (but shall not be required to) in reliance upon such assumption, distribute to the applicable Lenders, the Swing Line Lender or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes to any Lender, Swing Line Lender or L/C Issuer as to which the Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”):

(1) a Borrower has not in fact made the corresponding payment to the Administrative Agent;

(2) the Administrative Agent has made a payment in excess of the amounts received by it from a Borrower either individually or in the aggregate (whether or not then owed); or

(3) the Administrative Agent has for any reason otherwise erroneously made such payment;

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(c) then each of the applicable Lenders, Swing Line Lender and L/C Issuer severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, (A) if such scheduled payment was to be made in U.S. Dollars, the Overnight Rate for each such day, (B) if such scheduled payment was to be made in an Alternative Currency (other than Danish Krone), the rate established by Section 2.9(d) hereof for RFR Loans denominated in such currency and (C) if such scheduled payment was to be made in Danish Krone, the rate established by Section 2.9(c) hereof for CIBOR Loans denominated in Danish Krone and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, (A) if such scheduled payment was to be made in U.S. Dollars, the Base Rate in effect for each such day, (B) if such scheduled payment was to be made in an Alternative Currency (other than Danish Krone), the rate per annum established by Section 2.9(d) hereof for RFR Loans denominated in such currency and (C) if such scheduled payment was to be made in Danish Krone, the rate established by Section 2.9(c) hereof for CIBOR Loans denominated in Danish Krone.

(d) Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, a Borrower is prohibited by any Legal Requirement from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in U.S. Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(e) Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations, Hedging Liability and Funds Transfer and Bank Product Liability by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Revolving Credit Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

(ii) Second, to payment of that portion of the Obligations, Hedging Liability and Funds Transfer and Bank Product Liability constituting fees (other than commitment fees and L/C Participation Fees payable to the Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the L/C Issuer and the Swing Line Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the L/C Issuer and the Swing Line Lender in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations, Hedging Liability and Funds Transfer and Bank Product Liability constituting accrued and unpaid commitment fees, L/C Participation Fees payable to the Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the L/C Issuer and the Swing Line Lender in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations, Hedging Liability and Funds Transfer and Bank Product Liability constituting unpaid principal of the Loans and Reimbursement Obligations and Hedging Liability and Funds Transfer and Bank Product Liability then owing and to Cash Collateralize any L/C Obligations then outstanding, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them;

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(v) Fifth, to the payment of all other unpaid Obligations, Hedging Liability and Funds Transfer and Bank Product Liability to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each Person to which such sums are due; and

(vi) Last, the balance, if any, after all of the Obligations, Hedging Liability and Funds Transfer and Bank Product Liability have been paid in full, to the Borrowers or as otherwise required by applicable law.

Notwithstanding the foregoing, Hedging Liability and Funds Transfer and Bank Product Liability shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Hedging Liability and Funds Transfer and Bank Product Liability that, in either case, is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 11 for itself and its Affiliates as if a “Lender” party hereto.

Section 5. The Guaranties.

Section 5.1 Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Bank Product Liability shall at all times be guaranteed by such direct and indirect Subsidiaries of the Company as are from time to time required to become Guarantors hereunder pursuant to Section 12 hereof pursuant to one or more guaranty agreements or Additional Guarantor Supplements, each in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”); provided, however, that no Foreign Subsidiary (other than CTS Denmark) shall be required to be a guarantor hereunder.

Section 5.2 Further Assurances. In the event that (a) the Company or any Subsidiary forms or acquires any Material Subsidiary after the date hereof or (b) any Non-Material Subsidiary would constitute a Material Subsidiary pursuant to the definition thereof, the Company shall promptly upon such formation or acquisition or constitution cause such Material Subsidiary to execute a Guaranty or Additional Guarantor Supplement as the Administrative Agent may then require in accordance with Section 12, and the Company shall also deliver to the Administrative Agent, or cause such Material Subsidiary to deliver to the Administrative Agent, at the Borrowers’ cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 6. Representations and Warranties.

Each Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1 Organization and Qualification. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Indiana, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. CTS Denmark is duly incorporated and existing under the laws of Denmark as public limited liability company (Da.: aktieselskab), has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified in

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each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.2 Subsidiaries.

(a) Each Subsidiary (other than CTS Denmark) is duly organized, validly existing and in good standing (to the extent relevant) under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing (to the extent relevant) in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens other than Liens not prohibited by Section 8.8(a). There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3 Authority and Validity of Obligations. (a) Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary (other than CTS Denmark) has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Bank Product Liability, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by each Borrower and by each Subsidiary have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by a Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (i) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon a Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar organizational documents) of a Borrower or any Subsidiary, (ii) contravene or constitute a default under any covenant, indenture or agreement of or affecting a Borrower or any Subsidiary or any of their respective Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (iii) result in the creation or imposition of any Lien on any Property of a Borrower or any Subsidiary.

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(b) This Agreement is, and each Note when duly executed and delivered by CTS Denmark will be, in proper legal form under the laws of Denmark for the enforcement hereof against CTS Denmark under such law, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally.

Section 6.4 Use of Proceeds; Margin Stock.

(a) The Borrowers shall use the proceeds of the Revolving Credit (i) to refinance existing indebtedness outstanding on the Closing Date, (ii) to finance Permitted Acquisitions, and (iii) for their general working capital requirements and for such other legal and proper general corporate purposes as are consistent with all applicable laws.

(b) Neither a Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5 Financial Reports. The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2024, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Grant Thornton LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2025, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the nine (9) months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Company nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6 No Material Adverse Change. Since December 31, 2024, there has been no change in the financial condition of the Company or any Subsidiary, except those occurring in the ordinary course of business, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7 Full Disclosure.

(a) The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby taken as a whole do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

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(b) The information included in the Beneficial Ownership Certification, as updated in accordance with Section 8.5(j), is true and correct in all respects.

Section 6.8 Trademarks, Franchises, and Licenses. The Company and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.9 Governmental Authority and Licensing. The Company and its Subsidiaries have received all licenses, permits, and approvals of all national, federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case except where the failure to obtain or maintain the same could not reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the Knowledge of the Company, threatened.

Section 6.10 Good Title. The Company and its Subsidiaries have good and defensible title to (or valid leasehold interests in ) their assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for assets sold in the ordinary course of business or pursuant to Dispositions permitted hereunder), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11 Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the Knowledge of the Company threatened, against a Borrower or any Subsidiary which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.12 Taxes. All income and other material tax returns required to be filed by a Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all Taxes upon a Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. No Borrower knows of any proposed additional Tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for Taxes on the books of each Borrower and each Subsidiary have been made for all open years, and for its current fiscal period. CTS Denmark is resident for tax purposes only in Denmark.

Section 6.13 Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by a Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14 Affiliate Transactions. Neither a Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to such Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

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Section 6.15 Investment Company. Neither a Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16 ERISA. The Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Company nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17 Compliance with Laws.

(a) Each Borrower and its Subsidiaries are in compliance with all Legal Requirements applicable to their Property or business operations (including, without limitation, all applicable Environmental Laws), where any non-compliance with any such requirements, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, each Borrower represents and warrants that: (i) each Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) each Borrower and its Subsidiaries have obtained all Governmental Approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) each Borrower and its Subsidiaries have not, and the Company has no Knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity (other than Releases in compliance with a Governmental Approval for operations at the Premises) and, to the Knowledge of the Company, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) to the Knowledge of the Company, none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) no Borrower nor any of its Subsidiaries have used a material quantity of any Hazardous Material, except for business operations in compliance with applicable Environmental Law, and have conducted no Hazardous Material Activity at any of the Premises, except for the conduct of any Hazardous Material Activity in compliance with applicable Environmental Law; (vi) no Borrower nor any of its Subsidiaries have material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) no Borrower nor any of its Subsidiaries are subject to, have no notice or Knowledge of, and are not required to give any notice of any Environmental Claim involving such Borrower or any Subsidiary or any of the Premises and to the Knowledge of the Company, there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against a Borrower or any Subsidiary or such Premises; and (viii) none of the Premises are subject to any, and the Company has no Knowledge of any imminent, restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material.

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Section 6.18 Other Agreements. No Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.19 Solvency. Each Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20 No Default. No Default or Event of Default has occurred and is continuing.

Section 6.21 Sanction Concerns, Anti-Corruption Laws, Anti-Money Laundering Laws, and Outbound Investment Rules.

(a) Sanction Programs. Each Borrower is in compliance with the requirements of all Sanction Programs applicable to it, (b) each Subsidiary of each Borrower is in compliance with the requirements of all Sanction Programs applicable to such Subsidiary, and (c) each Borrower has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding such Borrower and its Affiliates and Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable Sanction Programs.

(b) Sanctions Concerns. No Borrower, nor any Subsidiary, nor, to the knowledge of a Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) a Sanctioned Person, or is in violation of Anti-Money Laundering Laws or Anti-Corruption Laws or currently the subject or target of any Sanctions, (ii) included on the OFAC SDN List and HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Sanctioned Country.

(c) Anti-Corruption Laws and Anti-Money Laundering Laws. Each Borrower and its Subsidiaries have conducted their business in compliance with the FCPA, the UK Bribery Act 2010 and other similar applicable Anti-Corruption Laws and Anti-Money Laundering Laws, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(d) Outbound Investment Rules. No Borrower nor any of Subsidiary (i) is a “covered foreign person” as that term is used in the Outbound Investment Rules or (ii) currently engages, or has any present intention to engage in the future, directly or indirectly, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower or such Subsidiary were a United States Person or (C) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 6.22 Claims Pari Passu. The claims of the Administrative Agent and the Lenders against each Borrower and each Guarantor hereunder will rank at least pari passu with the claims of all their other respective unsecured unsubordinated creditors.

Section 7. Conditions Precedent.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration

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date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 7.1 All Credit Events. Subject to Section 2.15 and Section 1.9 solely with respect to any Incremental Term Loan incurred to finance a substantially concurrent Limited Condition Transaction, at the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Event (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event; and

(c) (i) in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5 hereof and if such Borrowing is to be denominated in an Alternative Currency, such Alternative Currency remains an Eligible Currency, (ii) in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 3.1 hereof, and (iii) in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees called for by Section 3.1 hereof.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date on such Credit Event as to the facts specified in subsections (a) and (b) of this Section.

Section 7.2 Initial Credit Event. The obligation of the Lenders to close this Agreement and to make the initial Credit Event, if any, is subject to the satisfaction of each of the following conditions:

(a) the Administrative Agent shall have received (i) this Agreement duly executed by the Borrowers, the Guarantors, and the Lenders and (ii) for each Lender that has requested a Note, such Lender’s duly executed Note;

(b) the Administrative Agent shall have received (for itself and each Lender):

(i) copies of (A) the Company’s and each Guarantor’s (other than CTS Denmark’s) articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary and (B) the articles of association of CTS Denmark as well as an updated transcript from the Danish Business Authority in respect of CTS Denmark;

(ii) copies of resolutions of each Borrower’s and each Guarantor’s Board of Directors (or similar governing body) in each case authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary or, with respect to CTS Denmark, by its Authorized Officer;

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(iii) copies of the certificates of good standing (to the extent relevant) for each Borrower and each Guarantor (dated no earlier than twenty (20) days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization;

(iv) a certificate from a Authorized Officer of the Company to the effect that (A) all representations and warranties of the Borrowers and the Guarantors contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) no Borrower nor any Guarantor is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing; (D) since December 31, 2024, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (E) each Borrower and each Guarantor, as applicable, has satisfied each of the conditions set forth in Section 7.1 and Section 7.2; and

(v) a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Company, that after giving effect to the transactions contemplated hereby, each Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage;

(c) the Administrative Agent shall have received for the Company and its Subsidiaries (i) consolidated audited financial statements (including an income statement, a balance sheet, and a cash flow statement) for the prior three years through the fiscal year ended December 31, 2024, (ii) unaudited quarterly financial statements (including an income statement, a balance sheet, and a cash flow statement) for the prior fiscal quarters ending March 31, 2025, June 30, 2025 and September 30, 2025, (iii) five (5)-year projected financial statements, and (iv) a closing balance sheet adjusted to give effect to the transactions to occur on the Closing Date in form and substance acceptable to the Administrative Agent;

(d) the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 3.1 hereof;

(e) the Administrative Agent shall have received for the Administrative Agent and each Lender the favorable written opinion of counsel to each Borrower and each Domestic Guarantor, in form and substance reasonably satisfactory to the Administrative Agent;

(f) the Administrative Agent and each Lender shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(g) at least five (5) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower;

(h) all existing indebtedness of each Borrower and its Subsidiaries (including indebtedness under the Existing Credit Agreement but excluding indebtedness permitted pursuant to Section 8.7) shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees

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therefor and security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release;

(i) the Administrative Agent shall have received a notice of account designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed; and

(j) the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.5, for purposes of determining compliance with the conditions specified in this Section 7.2, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 8. Covenants.

Each Borrower agrees that, so long as any credit is available to or in use by a Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.10 hereof:

Section 8.1 Maintenance of Business.

(a) Each Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(e) hereof.

(b) Each Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2 Maintenance of Properties. Each Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its material property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3 Taxes and Assessments. Each Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same (i) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4 Insurance. Each Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable

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Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5 Financial Reports. The Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Company and each Subsidiary as the Administrative Agent or such Lender may reasonably request and, without any request, shall furnish to the Administrative Agent and the Lenders:

(a) as soon as available, and in any event within forty-five (45) days after the close of each of the first three fiscal quarters of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Company reasonably acceptable to the Administrative Agent;

(b) as soon as available, and in any event within ninety (90) days after the close of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of Grant Thornton LLP or another firm of independent public accountants of recognized national standing, selected by the Company and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; provided that such opinion may be limited in form, scope and substance to the extent required by applicable accounting rules or guidelines as in effect from time to time.

(c) within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof; provided that such written statement may be limited in form, scope and substance to the extent required by applicable accounting rules or guidelines as in effect from time to time;

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(d) promptly after receipt thereof, any additional final written reports, management letters or other detailed information contained in writing concerning significant aspects of the Company’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(f) promptly after receipt thereof, a copy of each final audit made by any regulatory agency of the books and records of the Company or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Company or any Subsidiary, or its business;

(g) notice of any Change of Control;

(h) promptly after Knowledge thereof shall have come to the attention of any Authorized Officer of the Company, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against a Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) any matter or development that has had or could be reasonably be expected to have a Material Adverse Effect, or (iii) or of the occurrence of any Default or Event of Default hereunder;

(i) with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit D signed by the chief financial officer of the Company or another officer of the Company reasonably acceptable to the Administrative Agent (A) to the effect that to the best of such officer’s Knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company or any Subsidiary to remedy the same, and (B) setting forth the calculations supporting such statements in respect of Sections 8.22 and 8.23 hereof; and

(j) promptly, from time to time, after Knowledge thereof shall have come to the attention of the Company, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Documents required to be delivered pursuant to Section 8.5(a) or (b) or Section 8.5(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide copies of the compliance certificates required by Section 8.5(i) to the Administrative Agent in accordance with the procedures set forth in Section 13.7. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to

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maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their respective securities) (each, a “Public Lender”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 8.6 Inspection. Each Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Company and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, prior to the occurrence and during the continuance of an Event of Default, in the presence of a designated representative of the Company or such Subsidiary if requested by the Company or such Subsidiary and at the expense of the Administrative Agent or the Lenders, as applicable.

Section 8.7 Borrowings and Guaranties. No Borrower shall, nor shall it permit any Subsidiary to, issue, incur, assume or create any Indebtedness for Borrowed Money or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person if to do so would, in any case, cause the Company to violate the financial covenants set forth in Sections 8.22 or 8.23; provided that, notwithstanding the foregoing:

(a) purchase money indebtedness and Capitalized Lease Obligations of the Company and its Subsidiaries shall not exceed in the aggregate outstanding at any time 10% of the book value of the assets of the Company and its Subsidiaries as shown on the Company’s balance sheet as of the end of the immediately preceding fiscal year;

(b) indebtedness from time to time owing by the Foreign Subsidiaries (other than amounts owing by CTS Denmark under this Agreement), taken as a whole, shall not exceed in aggregate principal

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amount at any time outstanding 10% of the book value of the assets of the Company and its Subsidiaries as shown on the Company’s balance sheet as of the end of the immediately preceding fiscal year; and

(c) Securitization Attributed Indebtedness shall not exceed $25,000,000 in aggregate principal amount outstanding at any time;

provided, further, that the foregoing limitations shall not apply to or operate to prevent the incurrence of the indebtedness described in Schedule 8.7 hereto (including amounts available to be drawn under the facilities described on such Schedule 8.7), and any extensions, renewal, refunding or replacement of such indebtedness (provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of such indebtedness so extended, renewed, refunded or replaced).

Section 8.8 Liens. No Borrower shall, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than material Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which a Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business; provided in each case that the obligation is not for borrowed money and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue for longer than sixty (60) days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $10,000,000 at any one time outstanding;

(d) Liens on Property of a Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(a) hereof, representing or incurred to finance the purchase price of Property; provided that no such Lien shall extend to or cover other Property of a Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, licenses and covenants and other similar encumbrances against real property which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of a Borrower or any Subsidiary;

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(g) Liens described in Schedule 8.8 hereto and extensions, renewals, refunding and replacements thereof; provided that any such extension, renewal, refunding or replacement Lien shall be limited to the Property covered by the Lien extended, renewed, refunded or replaced and that the obligations secured by any such extension, renewal, refunding or replacement shall be in amount not greater than the amount of the obligations then secured by the Lien extended, renewed, refunded or replaced;

(h) any Lien in connection with a Permitted Acquisition on or affecting any Property (other than capital stock) acquired by a Borrower or a Subsidiary or Property (other than capital stock) of any acquired Subsidiary after the date of this Agreement; provided that (i) such Lien is created prior to the date on which such Person becomes a Subsidiary or such Property is acquired by such Borrower or such Subsidiary, (ii) the Lien was not created in contemplation of the Acquisition, and (iii) such Lien secures Indebtedness for Borrowed Money permitted hereunder and the principal amount thereof has not increased in contemplation of or since such Acquisition;

(i) Liens representing the interest of any transferee of the Company’s or its Subsidiaries’ accounts receivable and related rights in connection with a Permitted Securitization; and

(j) Liens not otherwise permitted under this Section 8.8 on Property (other than (i) shares of stock in any Subsidiary and (ii) receivables, inventory and similar working capital assets) securing Indebtedness for Borrowed Money that is in an aggregate principal amount at any time not exceeding 10% of the book value of the assets of the Company and its Subsidiaries as shown on the Company’s balance sheet as of the end of the immediately preceding fiscal year.

Section 8.9 Investments, Acquisitions, Loans and Advances. No Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing limitation shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America; provided that any such obligations shall mature within one (1) year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-2 by Moody’s and at least A-2 by S&P maturing within one (1) year of the date of issuance thereof;

(c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one (1) year or less;

(d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above; provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that are rated “AA” or higher by S&P;

(f) each of the Company’s and its Subsidiaries’ investments existing on the date of this Agreement in its respective Subsidiaries;

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(g) intercompany advances made from time to time by (i) a Borrower and/or any Guarantor to any one or more Guarantors or (ii) a Guarantor to a Borrower, in each case in the ordinary course of business to finance working capital needs;

(h) intercompany advances from time to time by a Foreign Subsidiary to a Borrower or one or more Subsidiaries;

(i) intercompany advances from time to time made by a Borrower or any Guarantor to any one or more Foreign Subsidiaries in aggregate principal amount outstanding for all such advances at any one time not to exceed 20% of the book value of the assets of the Company and its Subsidiaries as shown on the Company’s balance sheet as of the end of the immediately preceding fiscal year (excluding, for the avoidance of doubt, the Singapore Loan), in each case in the ordinary course of business to finance working capital needs;

(j) Permitted Acquisitions;

(k) investments described in Schedule 8.9 hereto;

(l) investments in stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to a Borrower or any Subsidiary;

(m) investments in preferred stock or corporate bonds of domestic corporations all of whose senior debt bears a rating of at least “A” by S&P or Moody’s;

(n) investments in securities received as consideration in a sale of Property permitted by Section 8.10 hereof;

(o) investments in the form of advances to employees in the ordinary course of business for moving, relocation and travel expenses and other loans to employees for any lawful purpose not to exceed $3,000,000 in the aggregate at any one time outstanding;

(p) investments in Subsidiaries in connection with transactions permitted under Section 8.10(c);

(q) with respect to any Foreign Subsidiary, investments in (i) certificates of deposits, time deposits and interest bearing demand deposits issued by any Lender or any commercial bank of recognized standing chartered in the country where such Foreign Subsidiary is domiciled having capital and surplus of not less than $100,000,000 (or its equivalent) which have a maturity of one (1) year or less and (ii) direct obligations of the national government of the country where such Foreign Subsidiary is chartered provided that such sovereign debt has either a (A) short-term sovereign currency rating of A-1 or higher by S&P or (B) long-term debt rating of AA or higher by S&P, in an amount not to exceed $75,000,000 in the aggregate at any one time outstanding with respect to this clause (B);

(r) investment of any acquired Subsidiary; provided that the investments are made prior to the date on which such Person becomes a Subsidiary and such investments were not made in contemplation of the Acquisition; and

(s) other investments, loans, and advances in addition to those otherwise permitted by this Section in aggregate principal amount outstanding for all such advances at any one time not to exceed 15% of the book value of the assets of the Company and its Subsidiaries as shown on the Company’s balance sheet as of the end of the immediately preceding fiscal year.

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In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10 Mergers, Consolidations and Sales. No Borrower shall, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or sell accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of the Company and the Guarantors to one another in the ordinary course of its business;

(c) the sale, transfer, lease or other disposition of Property of a Foreign Subsidiary to the Company or any Subsidiary; provided that in connection with any such transfer to any Borrower or any Guarantor, such Borrower or such Guarantor shall not pay more than an amount equal to the fair market value of such assets as determined in good faith by Company at the time of such transfer;

(d) the sale, transfer, lease or other disposition of Property of the Company and the Guarantors to any one or more Foreign Subsidiaries in an aggregate amount for all such transactions on and after the Closing Date not to exceed 10% of the book value of the assets of the Company and its Subsidiaries as shown on the Company’s balance sheet as of the end of the immediately preceding fiscal year in the aggregate, in each case in the ordinary course of business; provided that the foregoing limitation shall not apply to sales, transfers, leases or other dispositions to Foreign Subsidiaries which are Borrowers or Guarantors;

(e) the merger of any Subsidiary with and into, the dissolution of any Subsidiary liquidating into, or the transfer of the capital stock or other equity interest of any Subsidiary to the Company or any other Subsidiary, provided that, in the case of any merger involving (i) the Company, the Company is the corporation surviving the merger, (ii) CTS Denmark, CTS Denmark is the entity surviving such merger and (iii) a Guarantor, but not a Borrower, a Guarantor is the corporation surviving the merger;

(f) the sale or discount of delinquent notes or the sale of accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction (other than a Permitted Securitization));

(g) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of a Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(h) the sale, transfer or other disposition of Property of the Company which is classified as “held for sale” on the Company’s balance sheet;

(i) the sale of investments permitted pursuant to Section 8.9(a) through (e), (l), (m) and (n) hereof; and

(j) the sale, transfer, lease or other disposition of Property of the Company or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the

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Company and its Subsidiaries during any fiscal year of the Company of an amount not to exceed 10% of the fair market value of the assets of the Company and its Subsidiaries as shown on the Company’s balance sheet as of the end of the immediately preceding fiscal year.

Section 8.11 Maintenance of Subsidiaries. No Borrower shall assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (b) any transaction permitted by Section 8.10(e) or (j) hereof.

Section 8.12 Dividends and Certain Other Restricted Payments. No Borrower shall, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests) or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary of a Borrower or its Subsidiaries to its parent corporation and (ii) the making of dividends or distributions by the Company or any Subsidiary, or the repurchase of shares of capital stock of the Company or any Subsidiary, in an unlimited amount so long as after giving effect to such dividend, distribution or repurchase, the Net Leverage Ratio calculated on a pro forma basis (determined as of the last day of the last fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.5 hereof and looking back four complete fiscal quarters) is less than or equal to 0.50 less than the Net Leverage Ratio permitted at such time by Section 8.22 hereof.

Section 8.13 ERISA. Each Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Each Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by a Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of a Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14 Compliance with Laws.

(a) Each Borrower shall, and shall cause each Subsidiary to, comply with all Legal Requirements applicable to its Property or business operations, where any non-compliance with such requirements, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property other than a Lien permitted under Section 8.8.

(b) Without limiting the agreements set forth in Section 8.14(a) above, each Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material Governmental Approvals required by any applicable

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Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business; (vii) within twenty (20) Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon receipt of any of the following in connection with a Borrower or any Subsidiary or any of the Premises: (1) notice of any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law from any Governmental Authority; (2) notice of any material Environmental Claim from any Governmental Authority or private party; (3) notice of any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material from any Governmental Authority; or (4) notice of any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material (other than Releases in compliance with a Governmental Approval for operations at the Premises) or (y) Environmental Law; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action required by a Governmental Authority or Environmental Law to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting a Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent in connection with an Environmental Claim any reasonably available environmental record concerning the Premises which a Borrower or any Subsidiary possesses; and (xi) perform, satisfy, and implement any operation, maintenance or other actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

Section 8.15 Burdensome Contracts With Affiliates. No Borrower shall, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to such Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.16 No Changes in Fiscal Year. The fiscal year of the Company and its Subsidiaries ends on December 31 of each year; and the Company shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.17 Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Company shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 5 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

Section 8.18 Change in the Nature of Business. The Company shall not, nor shall it permit any Subsidiary to, engage in any business or activity if, as a result, the general nature of the business of the Company or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.19 Use of Loan Proceeds.

(a) Each Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

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(b) No Borrower shall directly or indirectly, use any Loan or the proceeds of any Credit Event, or lend, contribute or otherwise make available such Loan or the proceeds of the proceeds of any Credit Event: (i) to any Person, to fund any activities of or business with any Person, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or (iii) for any purpose which would breach any Anti-Corruption Law or any Anti-Money Laundering Law.

Section 8.20 No Restrictions. Except as provided herein, no Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of a Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by such Borrower or any other Subsidiary, (b) pay any indebtedness owed to such Borrower or any other Subsidiary, (c) make loans or advances to a Borrower or any other Subsidiary, (d) transfer any of its Property to a Borrower or any other Subsidiary or (e) guarantee the Obligations as required by the Loan Documents.

Section 8.21 Compliance with Sanctions Programs.

(a) Each Borrower shall at all times comply with the requirements of all Anti-Money Laundering Laws, Anti-Corruption Laws, and Sanctions Programs applicable to such Borrower and shall cause each of its Subsidiaries to comply with the requirements of all Anti-Money Laundering Laws, Anti-Corruption Laws, and Sanctions Programs applicable to such Subsidiary.

(b) Each Borrower shall provide the Administrative Agent, the L/C Issuer, and the Lenders any information regarding such Borrower, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable Sanctions and any applicable “know your customer” requirement; subject however, in the case of Affiliates, to such Borrower’s ability to provide information applicable to them.

(c) The Company will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries, and the Company’s and its Subsidiaries’ respective directors, officers, employees and agents with applicable Anti-Money Laundering Laws, Anti-Corruption Laws, and Sanctions.

Section 8.22 Net Leverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the Net Leverage Ratio to be greater than 3.50 to 1.00; provided that, the Company may, by written notice to the Administrative Agent delivered no later than five (5) Business Days prior to the delivery of the applicable financial statements, increase the maximum Net Leverage Ratio to 4.25 to 1.00 (i) with respect to any Material Permitted Acquisition that is not a Limited Condition Transaction, for the fiscal quarter in which such Material Permitted Acquisition is consummated and the three (3) consecutive quarterly test periods thereafter or (ii) with respect to a Material Permitted Acquisition that is a Limited Condition Acquisition, for purposes of determining compliance on a pro forma basis with this Section 8.22 on the LCA Test Date, for the fiscal quarter in which such Material Permitted Acquisition is consummated and for the three (3) consecutive quarterly test periods after which such Permitted Material Acquisition is consummated (each such increase, a “Net Leverage Ratio Increase”); provided further that (A) such Net Leverage Ratio Increase shall apply solely with respect to compliance with this Section 8.22 and any determination of the Net Leverage Ratio for purposes of the definition of Permitted Acquisition and any incurrence test with respect to any Indebtedness used to finance a Permitted Acquisition and shall not apply to any other incurrence test set forth in this Agreement, including, without limitation, Section 8.7

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and Section 8.12, (B) there shall be at least two full fiscal quarters following the cessation of each such Net Leverage Ratio Increase during which no Net Leverage Ratio Increase shall then be in effect and (C) there shall be no more than two Net Leverage Ratio Increases during the term of this Agreement.

Section 8.23 Interest Coverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall maintain an Interest Coverage Ratio of not less than 3.00 to 1.00.

Section 8.24 Limitations Regarding Outbound Investment Rules. No Borrower shall, nor shall it permit any Subsidiary to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Borrower or such Subsidiary were a United States Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 9. Events of Default and Remedies.

Section 9.1 Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of (i) all or any part of the principal of any Note or Loan or of any Reimbursement Obligation, (ii) all or any part of the interest on any Note or Loan or of any Reimbursement Obligation, or the payment of any regularly scheduled fees payable hereunder or under any other Loan Document, and such default shall continue for a period of three (3) Business Days, (iii) all or any part of any other fee or other Obligation payable hereunder or under any other Loan Document, and such default shall continue for a period of five (5) Business Days;

(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.5(g), 8.5(h)(iii), 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.21, 8.22 or 8.23 hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any Authorized Officer of the Company or (ii) written notice thereof is given to the Company by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof (except to the extent that the same expressly relate to an earlier date);

(e) (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Company or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

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(f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by a Borrower or any Subsidiary aggregating in excess of $20,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment (including a conservatoir beslag and executorial beslag), or any similar process or processes, shall be entered or filed against a Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $20,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or, with respect to a Foreign Subsidiary (other than CTS Denmark), ninety (90) days);

(h) a Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $20,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $20,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by a Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against a Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) a Borrower or any Material Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due (or, in the case of CTS Denmark or any other Material Subsidiary organized under the laws of Denmark, be unable to pay its debts as they become due), (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate or similar action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for a Borrower or any Material Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against a Borrower or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

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Section 9.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) (other than clause (ii) thereof) or (k) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent, by written notice to the Company: (a) may, or if so directed by the Required Lenders shall, terminate the remaining Revolving Credit Commitments on the date stated in such notice (which may be the date thereof); (b) may, or if so directed by the Required Lenders shall, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents, including, without limitation, all Obligations, without further demand, presentment, protest or notice of any kind; and (c) may, or if so directed by the Required Lenders shall, demand that the Borrowers immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit (whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder), and the Borrowers agree to immediately make such payment and acknowledge and agree that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Company pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3 Bankruptcy Defaults. When any Event of Default described in subsections (j) (other than clause (ii) thereof) or (k) of Section 9.1 hereof has occurred and is continuing, then (a) all outstanding Loans shall immediately become due and payable, together with all other amounts payable under the Loan Documents, including, without limitation, all Obligations, without presentment, demand, protest or notice of any kind, (b) the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and (c) the Borrowers shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit (whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder), the Borrowers acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4 Collateral for Undrawn Letters of Credit.

(a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.8(b), 2.17, Section 9.2 or 9.3 hereof, the Borrowers shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of any other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C

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Issuer. If and when requested by the Company, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one (1) year or less; provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from a Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that (i) if the Borrowers shall have made payment of all obligations referred to in subsection (a) above required under Section 2.9(b) and Section 2.17 hereof, if any, at the request of the Company, the Administrative Agent shall release to the Company amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists and, in the case of Section 2.16 hereof, the relevant Defaulting Lender is no longer a Defaulting Lender pursuant to Section 2.16(b) hereof, and (ii) if the Borrowers shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Revolving Credit Commitments, Loans or other Obligations, Hedging Liability, or Funds Transfer and Bank Product Liability remain outstanding, at the request of the Company, the Administrative Agent shall release to the Company any remaining amounts held in the Collateral Account.

Section 9.5 Notice of Default. The Administrative Agent shall give notice to the Company under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 10. Change in Circumstances.

Section 10.1 Change in Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any CIBOR Loans, Term SOFR Loans or RFR Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Company and such Lender’s obligations to make or maintain CIBOR Loans, Term SOFR Loans or RFR Loans, as applicable, under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain such loans. The Borrowers shall prepay on demand the outstanding principal amount of any such affected CIBOR Loans, Term SOFR Loans or RFR Loans, as applicable, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, such Borrower may then elect to borrow the principal amount of the affected CIBOR Loans, Term SOFR Loans or RFR Loans, as applicable, from such Lender by means of Base Rate Loans denominated in U.S. Dollars, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, Rates; Benchmark Replacement.

(a) Subject to clause (c) hereof, if on or prior to the first day of any Interest Period for any Borrowing of CIBOR Loans:

(i) the Administrative Agent determines that deposits in Danish Krone (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable CIBOR; or

(ii) the Required Lenders advise the Administrative Agent that (i) CIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their CIBOR Loans for such Interest Period or (ii) that the making or funding

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of CIBOR Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make CIBOR Loans shall be suspended.

(b) Subject to clause (c) below, if on or prior to the first day of any Interest Period for any Borrowing of Term SOFR Loans or on any day of any Borrowing of RFR Loans:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR or Daily Simple RFR with respect to any Alternative Currency, in each case, cannot be determined pursuant to the definition thereof;

(ii) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(iii) the Required Lenders determine that for any reason in connection with any request for a RFR Loan that the applicable Daily Simple RFR with respect to such proposed RFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent;

then the Administrative Agent will promptly so notify the Company and each Lender. Upon notice thereof by the Administrative Agent to the Company, any obligation of the Lenders to make or continue Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans and the affected Interest Periods) and any obligation of the Lenders to make RFR Loans in the applicable Alternative Currency shall be suspended (to the extent of the affected RFR Loans) until the Administrative Agent revokes such notice. Upon receipt of such notice, (A) the Company may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans and the affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans denominated in U.S. Dollars in the amount specified therein, (B) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period, (C) the Company may revoke any pending requested for a borrowing of RFR Loans (to the extent of the affected RFR Loans) or, failing that, such request shall be deemed ineffective, and (D) any outstanding affected RFR Loans, at the Company’s election, shall either (1) be converted into Base Rate Loans denominated in U.S. Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (2) be prepared in full immediately; provided, that if no election is made by the Company by the date that is three (3) Business Days after receipt by the Company of such notice, the Company shall be deemed to have elected clause (A) above. Upon any such conversion, the Borrowers shall also pay any additional amounts required pursuant to Section 2.11.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Company may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with

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respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 10.2(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.

(B) No interest rate swap agreement or other similar hedging agreement shall be deemed to be a “Loan Document” for purposes of this Section 10.2(c).

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notice; Standards for Decisions and Determinations. The Administrative Agent will notify the Company and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 10.2(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 10.2(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 10.2(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate, EURIBOR and CIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

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(v) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans, RFR Loans or CIBOR Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (I) in the case of any request for any affected Term SOFR Loans, if applicable, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for any affected RFR Loan or CIBOR Loan, in each case, in an Alternative Currency, if applicable, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected RFR Loans or CIBOR Loans, in each case, denominated in an Alternative Currency, at the Company’s election, shall either (1) be converted into Base Rate Loans denominated in U.S. Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately (in the case of RFR Loans) or at the end of the applicable Interest Period (in the case of CIBOR Loans) or (2) be prepaid in full immediately (in the case of RFR Loans) or at the end of the applicable Interest Period (in the case of CIBOR Loans); provided that, with respect to any RFR Loan, if no election is made by the Company by the date that is three (3) Business Days after receipt by the Company of such notice, the Borrower shall be deemed to have elected clause (1) above; provided, further that, with respect to any CIBOR Loan, if no election is made by the Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the such CIBOR Loan, the Company shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of an RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 10.3 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted CIBOR) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or (with respect to CIBOR Loans) any applicable offshore market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

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and the result of any of the foregoing shall be to increase the cost to such Lender, the L/C Issuer or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrowers will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or such other Recipient or any of their respective holding companies, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer or such other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer or such other Recipient, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the L/C Issuer’s or such other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Survival. All of the obligations of the Borrowers under this Section 10.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 10.4 Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may

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from time to time elect and designate in a written notice to the Company and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its RFR Loans or CIBOR Loans to reduce any liability of the Borrowers to such Lender under Section 10.3 hereof or to avoid the unavailability of RFR Loans or CIBOR Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5 Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to CIBOR Loans shall be made as if each Lender had actually funded and maintained each CIBOR Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to CIBOR for such Interest Period.

Section 11. The Administrative Agent.

Section 11.1 Appointment and Authorization of Administrative Agent.

(a) Each Lender and the L/C Issuer hereby appoints Wells Fargo Bank, National Association as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The provisions of this Section 11 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither a Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The provisions of this Section 11 and each party’s rights and obligations hereunder shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 11.2 Administrative Agent and its Affiliates. The Person serving as Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents in its capacity as a Lender as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Person serving as Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with a Borrower or any Affiliate of a Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 2 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 11.3 Action by Administrative Agent. If the Administrative Agent receives from the Company a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders and the L/C Issuer written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein and shall be

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administrative in nature. The Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and the L/C Issuer. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer or the Company. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its reasonable discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4 Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5 Liability of Administrative Agent; Credit Decision.

(a) Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of a Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; (iv) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (v) the validity, sufficiency, enforceability or effectiveness of any Loan Document or other agreement, instrument, document or other Communication executed or transmitted in accordance with Sections 8.5 or 13.8 or (vi) the satisfaction of any condition set forth in Section 7.1 or 7.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, any Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, Communication, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate, any Communication or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the

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payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.

(b) Each Lender and the L/C Issuer expressly acknowledges that none of the Administrative Agent, nor any of the Arrangers nor any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, any of the Arrangers or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and their Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, any of the Arrangers or any of their respective Related Parties to any Lender, the L/C Issuer or any Affiliate thereof as to any matter, including whether the Administrative Agent, the of the Arrangers or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and the L/C Issuer expressly acknowledges, represents and warrants to the Administrative Agent and each Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of any Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and to provide the other facilities applicable to it as set forth herein and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans or to provide such other facilities is, in each case, experienced in making, acquiring, purchasing or holding commercial loans or providing such other facilities, (d) it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, all applicable bank or other regulatory applicable laws relating to the transactions contemplated by this Agreement and the other Loan Documents, (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder and (f) it has all licenses, permits and approvals necessary for use of the reference rates referred to herein that are applicable to the Loans and other extensions of credit required to be made by it hereunder and it will take all actions necessary to comply, preserve, renew and keep in full force and effect any such licenses, permits and approvals. Each Lender and the L/C Issuer also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrowers and their Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 11.5. Each party (including in the case of each Lender, on behalf of itself and its Affiiates) acknowledges and agrees that the Administrative Agent may, but shall not be obligated to, from time to time provide payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation indicating amounts owed hereunder and under the other Loan Documents and agrees that in the event of the conflict between any such documentation and this Agreement, this Agreement shall control. In the event the Administrative Agent notifies any party hereto at any time (including after the receipt of amounts indicated to be due and payable under the Loan Documents pursuant to such payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation) that an amount owed

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by such party under the Loan Documents was mistakenly excluded from the amount indicated in any payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation, then such party agrees to promptly pay such excluded amount after the Administrative Agent provides such party with documentation that evidences such excluded amount is due and payble hereunder; provided that nothing in this sentence shall be deemed to impair any release of credit support provided by any Guarantor pursuant to the terms of this Agreement or any termination of Commitments, in each case, that has occurred, or is contemplated to occur, upon the receipt by the Administrative Agent of the amounts indicated to be due in respect of the Obligations in the applicable payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation.

(c) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 11.6 Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its Related Parties harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by a Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent, any L/C Issuer, or Swing Line Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a L/C Issuer or Swing Line Lender to be remitted by the Administrative Agent to or for the account of such L/C Issuer or Swing Line Lender, as applicable), but shall not be entitled to offset against amounts owed to the Administrative Agent, any L/C Issuer or Swing Line Lender by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7 Resignation of Administrative Agent and Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer and the Company. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint with the Company’s consent a successor Administrative Agent; provided, however, the Company’s consent shall not be unreasonably withheld or delayed and shall not be required if at the time of such appointment an Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

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(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person, remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security, if any, held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Sections 13.2 and 13.18(e) shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any collateral, if any, or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.

Section 11.8 L/C Issuer and Swing Line Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer and the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable. Any resignation by the Person then acting as Administrative Agent pursuant to Section 11.7 shall also constitute its resignation or the resignation of it or its Affiliate as L/C Issuer and Swing Line Lender except as it may otherwise agree. If such Person then acting as L/C Issuer so resigns, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations

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pursuant to Section 2.2. If such Person then acting as Swing Line Lender resigns, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Loans pursuant to Section 2.14. Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable (other than any rights to indemnity payments or other amounts that remain owing to the retiring L/C Issuer or Swing Line Lender), and (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents other than with respect to its outstanding Letters of Credit and Swing Loans, and (iii) upon the request of the resigning L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

Section 11.9 Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.10 Authorization of Administrative Agent to File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to a Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under the Loan Documents including, but not limited to, Sections 2.11, 3.1, 10.3 and 13.12) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.1 and 13.12. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

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Section 11.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of a Borrower or any Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96¬23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of a Borrower or any Subsidiary, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.12 Recovery of Erroneous Payments.

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(a) Each Lender, the L/C Issuer, each other holder of Hedging Liability and Funds Transfer and Bank Product Liability and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or the L/C Issuer or any other holder of any Hedging Liability and Funds Transfer and Bank Product Liability (or any Affiliate thereof) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, the L/C Issuer or other holder of Hedging Liability and Funds Transfer and Bank Product Liability (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative

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Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13.9 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by any Borrower or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any Guarantor for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or the L/C Issuer, the termination of the commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 11.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

Section 11.13 Guaranty Matters. Each of the Lenders (including in its or any of its Affiliate’s capacities as a holder of any Hedging Liability and Funds Transfer and Bank Product Liability) irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, as certified by the Company; provided that the release of any Guarantor that is a Material Subsidiary shall be subject to Section 13.10(iv)(A). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.13. In each case as specified in this Section 11.13, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the Company such documents as such Company may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty in accordance with the terms of the Loan Documents and this Section 11.13 as certified by the Company.

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Section 11.14 Hedging Liability and Funds Transfer and Bank Product Liability Holders. No holder of any Hedging Liability and Funds Transfer and Bank Product Liability that obtains the benefits of Sections 3.1 or Section 12 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Loan Document, other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Hedging Liability and Funds Transfer and Bank Product Liability.

Section 12. The Guarantees.

Section 12.1 The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Revolving Credit Commitments and the Incremental Term Loans, if any, and for other good and valuable consideration, receipt of which is hereby acknowledged, (i) each Borrower (as to the Obligations of the other Borrower and all Hedging Liability and Funds Transfer and Bank Product Liability of the other Borrower and the other Guarantors), (ii) each Subsidiary party hereto and (iii) each other Material Subsidiary (each entity noted in clauses (i) through (iii), individually, a “Guarantor” and, collectively, the “Guarantors,” including any Material Subsidiaries formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit E or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability and Funds Transfer and Bank Product Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by a Borrower under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against a Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Borrower or any such obligor in any such proceeding); provided, however, that, with respect to any Guarantor, the Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by a Borrower or any Subsidiary to punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Bank Product Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by such Borrower or such Subsidiary.

Section 12.2 Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of a Borrower or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise or any agreement relating to Hedging Liability or Funds Transfer and Bank Product Liability;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Bank Product Liability;

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(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, a Borrower, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of a Borrower or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which a Borrower or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against a Borrower, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of a Borrower, regardless of what obligations of such Borrower remain unpaid;

(g) any invalidity or unenforceability relating to or against a Borrower or any other guarantor for any reason of this Agreement or any agreement relating to Hedging Liability or Funds Transfer and Bank Product Liability or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by a Borrower or any other guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Bank Product Liability; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Revolving Credit Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrowers and the Guarantors under this Agreement and all other Loan Documents, including, without limitation, all Obligations, or any agreement relating to Hedging Liability or Funds Transfer and Bank Product Liability and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Bank Product Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by a Borrower or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Borrower or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4 Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all of the Obligations, Hedging Liability, and Funds Transfer and Bank Product Liability shall have been paid in full subsequent to the termination of all the Revolving Credit Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Bank Product Liability and all other amounts payable by the Borrowers hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and the

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L/C Issuer (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Bank Product Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5 Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer or any other Person against a Borrower, another guarantor, or any other Person except where such action is expressly required by the Loan Documents.

Section 12.6 Limit on Recovery.

(a) Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

(b) Notwithstanding any provision of this Agreement and any of the other Loan Documents, the Obligations of CTS Denmark and any of its Subsidiaries shall be limited to the extent that it would otherwise constitute unlawful financial assistance within the meaning of Sections 206-209 of the Danish Companies Act (in Danish: Selskabsloven) (consolidated act no. 331 of 2025, as amended and/or replaced from time to time).

Section 12.7 Stay of Acceleration. If acceleration of the time for payment of any amount payable by a Borrower under this Agreement or any other Loan Document, or under any agreement establishing Hedging Liability or Funds Transfer and Bank Product Liability, is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement establishing Hedging Liability or Funds Transfer and Bank Product Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8 Benefit to Guarantors. The Borrowers and all of the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Borrower and each Guarantor has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9 Guarantor Covenants. Each Guarantor shall take such action as a Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as a Borrower is required by this Agreement to prohibit such Guarantor from taking.

Section 12.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 12.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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Section 13. Miscellaneous.

Section 13.1 Taxes.

(a) Certain Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of a Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by a Borrower or any Guarantor, as applicable, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers and the Guarantors. Each Borrower and Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers and the Guarantors. Each Borrower and each Guarantor shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that a Borrower or any Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrowers and Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower or any Guarantor to a Governmental Authority pursuant to this Section, such Person shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority

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evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 13.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such

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Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made

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under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 13.2 No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3 Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4 Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Credit is in use or available hereunder.

Section 13.5 Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and the L/C Issuer of amounts sufficient to protect the yield of the Lenders and the L/C Issuer with respect to the Loans and Letters of Credit, and all indemnities and exculpations to which the Indemnitees or any Lender Related Parties, as applicable, are entitled under the provisions of this this Agreement and the other Loan Documents, including, but not limited to, Sections 2.11, 10.3, 13.12 and 13.18(e) hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.6 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its

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Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 2.11, 10.3, 13.1 or 13.12) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(ii) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(iii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), (B) the application of Cash Collateral provided for in Section 2.17 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swing Loans and Letters of Credit to any assignee or participant, other than to any Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply.

Each Borrower and each Guarantor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower and each Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower and each Guarantor in the amount of such participation.

Section 13.7 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to a Borrower or any Guarantor, to:

CTS Corporation

905 N. West Avenue

Elkhart, Indiana 46514

Attention of Treasurer

Email: treasurer@ctscorp.com

Facsimile No. 574-293-0251

Telephone No. 574-523-3870)

with a copy to:

CTS Corporation

4925 Indiana Avenue

Lisle, Illinois 60532

Attention of General Counsel

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Email: general.counsel@ctscorp.com

Facsimile No. 630-577-8896

Telephone No. 630-577-8831

with a copy to (which shall not constitute notice hereunder):

Winston & Strawn LLP

300 N. LaSalle Dr.

Chicago, IL 60654-3406

Telephone: (312) 558-3220

Email: Aberlin@winston.com

(ii) if to the Administrative Agent, to:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of Syndication Agency Services
Email: Agencyservices.requests@wellsfargo.com

Facsimile No. (844) 879-5899
Telephone No. (704) 590-2706

with a copy to:

Wells Fargo Bank, National Association
10 South Wacker Drive, Suite 1600

MAC N8405-163

Chicago, Il 60093
Attention of Rosalie Hawley

Email: Rosalie.C.Hawley@wellsfargo.com
Telephone No. (312) 848-7419

(iii) if to a Lender, to:

it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Sections 2.1, 2.2 and 2.5 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by

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electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and the Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Platform.

(i) Each Borrower and each Guarantor agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the L/C Issuer and the other Lenders by posting the Borrower Materials on the Platform. Each Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the L/C Issuer and each of the Borrowers acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Arrangers and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender or the L/C Issuer that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each Borrower, each Lender and each L/C Issuer party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Borrower, any Guarantor, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Guarantor’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent

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that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Guarantor, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

Section 13.8 Counterparts.

(a) This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement and such counterpart shall be deemed to be an original hereof.

(b) The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, Communication, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. The Administrative Agent, each Borrower and each Guarantor may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including one or more copies of any Communication in the form of an imaged Electronic Record, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Borrowers or the Guarantors, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and

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enforceability as any paper original, and (B) waives (1) any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto and (2) any claim against the Administrative Agent, any Lender or any of their Related Parties for liabilities arising solely from the Administrative Agent’s, any Lender’s or any of their Related Parties’ reliance on or use of Electronic Signatures, including any such liabilities arising as a result of the failure of the any Borrower or any Gurantor to use any available security measures in connection with the execution, delivery or transmission of any such Electronic Signature. Each party hereto acknowledges, represents and warrants to the other parties hereto that it has the corporate or other organizational capacity to execute and deliver this Agreement and any other Communication through electronic means as provided for herein and there are no restrictions or other limitations on doing so in such party’s organizational documents.

Section 13.9 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither a Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitments and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the relevant Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such

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consent not to be unreasonably withheld or delayed); provided that the Company shall be deemed to have given their consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Company prior to such fifth (5th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Incremental Term Loans to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each L/C Issuer and Swing Line Lender shall be required for any assignment in respect of the Revolving Credit.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Subsidiary or any of their Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable

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assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Revolver Percentage or Replacement Revolver Percentage, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 1.11, 10.2, 10.3, 13.1, 13.5, 13.12 and 13.18(e) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or any Borrower or any of its Subsidiaries or Affiliates, which shall be null and void).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, a Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or a Borrower or any Guarantor, or a Borrower’s or any Guarantor’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the L/C Issuer and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.6 with respect to any payments made by such Lender to its Participant(s).

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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 13.10 that expressly relate to amendments requiring the unanimous consent of the Lenders. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 10.3 and 13.1 (subject to the requirements and limitations therein, including the requirements under Section 13.1(g) (it being understood that the documentation required under Section 13.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.13 and 10.4 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 10.3 or 13.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.13 (Right of Setoff) as though it were a Lender; provided that such Participant agrees to be subject to Section 13.6 (Sharing of Payments by Lenders) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the Trade Date on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice

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period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Incremental Term Loans held by Disqualified Institutions, purchase or prepay such Incremental Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Incremental Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.9), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have any rights or privileges hereunder or under any other Loan Document, including, without limitation, the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (each, a “Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees and covenants (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2) and (4) shall reimburse, hold harmless and indemnify the Borrowers and their Related Parties for any expense, cost, charges or fees incurred to enforce the foregoing provisions.

(iv) The Administrative Agent shall have the right, and each Borrower hereby expressly authorizes the Administrative Agent, to (A) post the DQ List provided by the Company

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and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

Section 13.10 Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, and any consent given by the Lenders if, but only if, such amendment, waiver or consent is in writing and is signed by (a) the Borrowers, (b) the Required Lenders, (c) if the rights or duties of the Administrative Agent, the L/C Issuer or the Swing Line Lender are affected thereby, the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as applicable, and (d) if the rights or duties of the Guarantors are affected thereby, the Guarantors; provided that:

(i) no amendment, waiver or consent shall (A) increase any Revolving Credit Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of, or interest on, any Loan or of any Reimbursement Obligation or of any fee or other amount payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrowers to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(ii) no amendment, waiver or consent shall (A) change the definitions of Revolving Credit Termination Date, Required Lenders or Required Revolving Credit Lenders, (B) change the provisions of this Section 13.10 or (C) change any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, in each case, without the written consent of each Lender directly and adversely affected thereby;

(iii) except as otherwise permitted by this Section 13.10, no amendment, waiver or consent shall change Section 4.1(e) or Section 13.6 (or amend any other term of the Loan Documents that would have the effect of changing Section 4.1(e) or Section 13.6) in a manner that would alter the pro rata sharing of payments or order of application required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;

(iv) no amendment, waiver or consent shall, unless signed by each Lender, (A) release (1) any guarantor that is a Material Subsidiary or (2) a Borrower, (B) amend the definition of “Alternative Currency”, the definition of “Currency” or the definition of “Eligible Currency” or (C) change Section 1.5;

(v) no amendment, waiver or consent shall subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations without the consent of each of the Lenders directly affected thereby; and

(vi) no amendment, waiver or consent (i) change Section 7.1 or any other provision of this Agreement if the effect of such amendment, waiver or consent is to require the Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 7.1, any substantially concurrent request by the Borrowers for a borrowing of Revolving Credit Loans or issuance of Letters of Credit) to make Revolving Loans when such Lenders would not otherwise be required to do so, (ii) the amount of the Swing Line Sublimit or (iii) the amount of the L/C Sublimit, in each case without the written consent of the Required Revolving Credit Lenders;

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provided further that (i) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding commitments or Loans of a particular class (but not the Lenders holding commitments or Loans of any other class) may be effected by an agreement or agreements in writing entered into by the Administrative Agent, the Borrowers and the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto under this Section if such class of Lenders were the only class of Lenders hereunder at the time and (ii) the Administrative Agent (and, if applicable, the Borrowers) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 10.2(c) in accordance with the terms of Section 10.2(c).

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrowers and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the commitments of such Lender, including the Revolving Credit Commitment, shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including amendments to this Section 13.10) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.15 (including as applicable, (1) to permit the Revolving Increases and Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents, (2) to include each Revolving Increase and Incremental Term Loan, as applicable, in any determination of (i) Required Lenders or Required Revolving Credit Lenders, as applicable or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of the commitment, including the Revolving Credit Commitment, of any Lender or any increase in any Lender’s Revolver Percentage, Replacement Revolver Percentage or Incremental Term Loan Percentage (if any), as applicable, in each case, without the written consent of such affected Lender and (3) to make amendments to any outstanding tranche of Incremental Term Loans to permit any additional Incremental Term Loans to be “fungible” (including for purposes of the Code) with such tranche of Incremental Term Loans, including increases in the Applicable Margin or any fees payable to such outstanding tranche of Incremental Term Loans or providing such outstanding tranche of Incremental Term Loans with the benefit of any call protection or covenants that are applicable to the proposed Incremental Term Loans; provided that any such amendments or modifications to such outstanding tranche of Incremental Term Loans shall not directly adversely affect the Lenders holding such tranche of Incremental Term Loans without their consent.

In addition, notwithstanding anything in this Section to the contrary, (x) if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company

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shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof, and (y) this Agreement may be amended in accordance with the terms of Section 2.15 and Section 10.2(c) hereof.

Section 13.11 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.12 Costs and Expenses; Indemnification.

(a) The Borrowers agree to pay (i) to the Administrative Agent, all reasonable and documented out-of-pocket costs and expenses thereof in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of one counsel to the Administrative Agent and its Affiliates (taken as a whole) and, if reasonably necessary, of a single local counsel in each relevant material jurisdiction and with respect to each relevant specialty, in connection with the preparation, negotiation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, (ii) to the L/C Issuer, all reasonable costs and expenses thereof in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) to the Administrative Agent, each Lender, the L/C Issuer and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent, such Lender, the L/C Issuer or any such holder, including reasonable fees and court costs of one counsel for the Administrative Agent, any Lender, the L/C Issuer or any such holder (taken as a whole) and, if reasonably necessary, of a single local counsel in each relevant material jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel to the affected Administrative Agent, Lender. L/C Issuer or holder similarly situated and taken as a whole and, if reasonably necessary, a single local counsel in each relevant material jurisdiction and with respect to each relevant specialty, in connection with any Event of Default by a Borrower hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving a Borrower or any Subsidiary as a debtor thereunder).

(b) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims), penalties, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for all Indemnitees (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnitees (taken as a whole) in each relevant material jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction to the affected Indemnitee similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any Guarantor), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Subsidiary

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thereof, or any Environmental Claim related in any way to any Borrower or any Subsidiary thereof, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or (B) a claim brought by any Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 13.12(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) The obligations of the Borrowers under this Section shall survive the termination of this Agreement.

Section 13.13 Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, the L/C Issuer and each subsequent holder of any Obligation is hereby authorized by each Borrower and each Guarantor at any time or from time to time, without notice to such Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of such Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of such Borrower or such Guarantor to that Lender, the L/C Issuer or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, the L/C Issuer or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.14 Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.15 Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

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Section 13.16 Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) no Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the applicable Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) no Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.17 Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and the L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or the L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and the L/C Issuer a partnership, association, joint venture or other entity.

Section 13.18 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM,CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Each Borrower and each Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Arranger, any Lender, the L/C Issuer, the Swing Line Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the L/C Issuer or the Swing Line Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any Guarantor or its properties in the courts of any jurisdiction.

(c) The Borrower and each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, in the manner provided for notices (other than telecopy or e-mail) in Section 13.7. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

(e) Without limiting the generality of the other provisions of this Agreement, including, without limitation, Section 13.12, each Borrower and each Guarantor agrees, on behalf of itself and each of their respective Subsidiaries and Affiliates, that none of the Administrative Agent (and any sub-agent thereof), any Arranger, each Lender, the L/C Issuer, nor any Related Party of any of the foregoing Persons (such persons, collectively, the “Lender Related Parties”) shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Borrowers, the Guarantors or their respective Subsidiaries or Affiliates or to the Borrowers, the Guarantors or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby or under any of the other Loan Documents, except to the extent such liability to the Borrowers and the Guarantors is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Lender Related Party’s own gross negligence or willful misconduct. To the fullest extent permitted by applicable law, each Borrower and each Guarantor shall not assert, and hereby waives, any claim against any Lender Related Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of each Borrower and each Guarantor under this subsection shall survive the termination of this Agreement.

Section 13.19 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.20 Confidentiality. Each of the Administrative Agent, L/C Issuer and each Lender agrees to keep confidential any Information (as defined below) pursuant to or in connection with this Agreement and identified as such; provided that nothing herein shall prevent any of the Administrative

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Agent, the L/C Issuer or any Lender from disclosing any such information (i) to the Administrative Agent, L/C Issuer, or any other Lender, (ii) to any participant or assignee or prospective participant or assignee so long as such participant or assignee or prospective participant or assignee agrees in writing to the requirement that such information be kept confidential in the manner contemplated by this Section 13.20, (iii) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to Company or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (v) in response to any order of any court or other Governmental Authority (including any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties and any self-regulatory authority, such as the National Association of Insurance Commissioners) or as may otherwise be required pursuant to any law, regulation or legal process or in accordance with the Administrative Agent’s, the L/C Issuer’s or any Lender’s regulatory compliance policy if the Administrative Agent, the L/C Issuer or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, the L/C Issuer or such Lender, as applicable, or any of its Related Parties; provided, however, that the Administrative Agent, the L/C Issuer or such Lender, to the extent legally permitted to do so, will use its best efforts to notify the Company prior to any disclosure of information contemplated by this subparagraph (v), (vi) which has been publicly disclosed other than in breach of this Agreement, (vii) in connection with the exercise of any remedy hereunder or under any Loan Document or any agreement executed in connection with any Hedging Liability or Funds Transfer and Bank Product Liability, (viii) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap, derivative, insurance, credit-linked note or other transaction under which payments are to be made by reference to the Company or any Subsidiary, their respective obligations, this Agreement or any payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (viii)), (ix) with the prior written consent of the Company, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than the Company or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (xi) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Revolving Credit Commitments hereunder, or (xii) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (xii). For purposes of this Section, “Information” means all information received from the Company or any Subsidiary thereof relating to the Company or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary thereof; provided that, in the case of information received from the Company or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any Person.

Section 13.21 USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act and other Anti-Money Laundering Laws hereby notifies each Borrower that pursuant to the requirements of the Patriot Act and such other Anti-Money Laundering Laws, it is required to obtain, verify, and record

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information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act and such other Anti-Money Laundering Laws.

Section 13.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower and each Guarantor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from a Borrower or any Guarantor in the Agreement Currency, each Borrower and each Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower or such Guarantor (or to any other Person who may be entitled thereto under applicable law).

Section 13.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Company and its Subsidiaries and any Arranger, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Arranger, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender has advised or is advising the Company or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arrangers, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Arrangers, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders, on the other hand, (iii) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Arrangers, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person; (ii) none of the Arrangers, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arrangers, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Arrangers, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders has any obligation to disclose any of such interests to the Company or its Affiliates. To the

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fullest extent permitted by applicable Law, the Company hereby waives and releases any claims that it may have against any of the Arrangers, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 13.25 Appointment and Authorization of Company. Each Borrower irrevocably appoints and authorizes the Company to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Company by the terms thereof, together with all such powers as are reasonably incidental thereto. Each Borrower irrevocably agrees that the Lenders and the Administrative Agent may conclusively rely on the authority of the Company in exercising the powers granted to it by the terms of this Agreement.

Section 13.26 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Liability or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC

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Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 13.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES TO FOLLOW]

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This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

BORROWERS (AND GUARANTORS):

CTS CORPORATION,

an Indiana corporation

By: /s/ Ashish Agrawal

Name: Ashish Agrawal

Title: Vice President and CFO

CTS DENMARK HOLDING A/S

By: /s/ Rex Chang

Name: Rex Chang

Title: Director

GUARANTORS:

CTS CORPORATION,

a Delaware corporation

By: /s/ Mark Pacioni

Name: Mark Pacioni

Title: President & Secretary

CTS AUTOMOTIVE HOLDINGS, L.L.C.

By: /s/ Gerald C. Willis Jr.

Name: Gerald C. Willis Jr.

Title: President & Secretary

CTS ELECTRONIC COMPONENTS, INC.

By: /s/ Doug Ford

Name: Doug Ford

Title: President & Secretary

CTS Corporation

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION., as Lender, Swing Line Lender, L/C Issuer, and Administrative Agent

By /s/ Heather Hoopingarner

Name: Heather Hoopingarner

Title: Executive Director

CTS Corporation

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Lender

By /s/ A. Quinn Richardson

Name: A. Quinn Richardson

Title: Senior Vice President

CTS Corporation

Signature Page to Credit Agreement

BMO BANK N.A., as Lender (and L/C Issuer with respect to the Existing Letters of Credit)

By /s/ Ryan Howard

Name: Ryan Howard

Title: Assistant Vice President

CTS Corporation

Signature Page to Credit Agreement

PNC Bank, National Association, as Lender

By /s/ Michael Reed

Name: Michael Reed

Title: Senior Vice President

CTS Corporation

Signature Page to Credit Agreement